Exhibit 4.35

SHIPBUILDING CONTRACT

FOR

CONSTRUCTION OF ONE 47,499DWT CHEMICAL/PRODUCT OIL TANKER

(HULL NO. 25110056)

BETWEEN

ROMAN SHARK III INC.

as the BUYER

and

GUANGZHOU SHIPYARD INTERNATIONAL COMPANY LIMITED

and

CHINA SHIPBUILDING TRADING CO., LTD.

Collectively as the SELLER

Hull No. 25110056

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Hull No. 25110056

1. TIME AND PLACE	34
2. WHEN AND HOW EFFECTED	34
3. DOCUMENTS TO BE DELIVERED TO THE BUYER	34
4. TITLE AND RISK	36
5. REMOVAL OF THE VESSEL	36
6. TENDER OF THE VESSEL	36
7. SPARE PARTS	36
ARTICLE VIII DELAYS & EXTENSION OF TIME FOR DELIVERY	37
1. CAUSES OF DELAY (FORCE MAJEURE)	37
2. NOTICE OF DELAY	37
3. RIGHT TO CANCEL FOR EXCESSIVE DELAY	38
4. DEFINITION OF PERMISSIBLE DELAYS	38
ARTICLE IX WARRANTY OF QUALITY	40
1. GUARANTEE OF MATERIAL AND WORKMANSHIP	40
2. NOTICE OF DEFECTS	40
3. REMEDY OF DEFECTS	40
4. EXTENT OF THE SELLER’S RESPONSIBILITY	41
ARTICLE X CANCELLATION, REJECTION AND RESCISSION BY THE BUYER	43
ARTICLE XI BUYER’S DEFAULT	45
1. DEFINITION OF DEFAULT	45
2. NOTICE OF DEFAULT	46
3. INTEREST AND CHARGE	46
4. DEFAULT BEFORE DELIVERY OF THE VESSEL	47
5. SALE OF THE VESSEL	47
ARTICLE XII INSURANCE	49
1. EXTENT OF INSURANCE COVERAGE	49
2. APPLICATION OF RECOVERED AMOUNT	49
3. TERMINATION OF THE SELLER’S OBLIGATION TO INSURE	50
ARTICLE XIII DISPUTES AND ARBITRATION	51
1. PROCEEDINGS	51
2. ALTERNATIVE ARBITRATION BY AGREEMENT	51
3. NOTICE OF AWARD	52
4. EXPENSES	52
5. AWARD OF ARBITRATION	52
6. ENTRY IN COURT	52
7. ALTERATION OF DELIVERY TIME	52
ARTICLE XIV RIGHT OF ASSIGNMENT	53
ARTICLE XV TAXES AND DUTIES	54
1. TAXES	54
2. DUTIES	54
ARTICLE XVI PATENTS, TRADEMARKS AND COPYRIGHTS	55
ARTICLE XVII NOTICES	56
ARTICLE XVIII LEGAL COMPLIANCE	58
1. COMPLIANCE WITH LAWS	58
2. ETHICAL CONDUCT	58
3. ANTI-BRIBERY	58
4. ANTI-COERCION	59
5. SANCTIONS	59
ARTICLE XIX EFFECTIVE DATE OF CONTRACT	62
ARTICLE XX INTERPRETATION	63

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1. LAW APPLICABLE	63
2. DISCREPANCIES	63
3. DEFINITION	63
4. ENTIRE AGREEMENT	64
Exhibit “A”: IRREVOCABLE LETTER OF GUARANTEE	66
Exhibit “B”: IRREVOCABLE LETTER OF GUARANTEE	70
Exhibit “C”: SUBCONTRACTORS LIST	74

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Hull No. 25110056

SHIPBUILDING CONTRACT

FOR

CONSTRUCTION OF ONE 47,499DWT CHEMICAL/PRODUCT OIL TANKER

(HULL NO. 25110056)

This SHIPBUILDING CONTRACT, entered into this 3rd day of February 2026 (hereinafter called the “CONTRACT”) by and between ROMAN SHARK III INC., a corporation organized and existing under the laws of Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (hereinafter called the “BUYER”) on one part; and GUANGZHOU SHIPYARD INTERNATIONAL COMPANY LIMITED, a corporation organized and existing under the laws of the People’s Republic of China, having its registered office at No.18 Qihang Road, Longxue Street, Nansha District, Guangzhou, the People’s Republic of China (hereinafter called the “BUILDER”), and CHINA SHIPBUILDING TRADING CO., LTD., a corporation organized and existing under the laws of the People’s Republic of China, having its registered office at 56(Yi) Zhongguancun Nan Da Jie, Beijing 100044, the People’s Republic of China (hereinafter called “CSTC”) on the other part. The BUILDER and CSTC are hereinafter collectively called the “SELLER”. The BUYER and the SELLER are hereinafter collectively called the “Parties”.

WITNESSETH

In consideration of the mutual covenants contained herein, the SELLER agrees to design, build, launch, equip, complete and to sell and deliver to the BUYER after completion and trial one (1) 47,499DWT Chemical/Product Oil Tanker at Guangxin Shipbuilding & Heavy Industry Co., Ltd. located in Zhongshan, China (hereinafter collectively and separately called the “BUILDER’s Shipyard”) as more fully described in Article I hereof, to be registered under the flag of Marshall Islands and the BUYER agrees to purchase and take delivery of the aforesaid VESSEL from the SELLER and to pay for the same in accordance with the terms and conditions hereinafter set forth.

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ARTICLE I DESCRIPTION AND CLASS

1. DESCRIPTION

The VESSEL is a 47,499 metric tons deadweight chemical/product oil tanker, at scantling draft moulded of 13.2 meters (hereinafter called the “VESSEL”) of the class described below. The VESSEL shall have the BUILDER’s Hull No. 25110056 and shall be constructed, equipped and completed in accordance with the following “Specifications”:

(1)	Specification (No. G0000101, DN: C252123-CT-DS) dated 28th January 2026

(2)	General Arrangement (Drawing No. G0000102) dated 28th January 2026

(3)	Makers List (No. M0000MG1) dated 28th January 2026

attached hereto and signed by the BUYER and the BUILDER (hereinafter collectively called the “Specifications”), making an integral part hereof.

Should there be any inconsistencies or contradictions between the General Arrangement Plan and Specification, the Specification shall prevail.

Should there be any inconsistencies or contradictions between this CONTRACT and the Specifications, this CONTRACT shall prevail.

2. CLASS AND RULES

The VESSEL, including its machinery, equipment and outfittings, shall be designed, constructed, surveyed, tested, launched, equipped and delivered in accordance with the rules and regulations issued and having become effective and compulsorily applicable to the VESSEL up to and on the signing date of this CONTRACT of DNV (but whatsoever, the BUYER shall be entitled to choose ABS within two (2) months after signing of this CONTRACT, and the SELLER will provide the equivalent class notation same as DNV for the BUYER’s approval) (hereinafter called the “Classification Society”) and shall be distinguished in the record by the symbol of

1A, Tanker for Oil ESP and Chemicals ESP, COAT-PSPC(B), CSR, E0, TMON(Oil Lubricated), BIS, VCS(2), BWM(T), SPM, LCS, ECA(SOx-A), ER(TIER III, SCR), CMON, ETC(1), Recyclable, Clean, BMON, Fuel ready(LFL[D;MEca])*, Biofuelled***, Cyber Secure (Essential)

and shall also comply with the rules and regulations as fully described in the Specifications.

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The requirements of the authorities as fully described in the Specifications including that of the Classification Society are to include any additional rules or circulars thereof issued and become effective and compulsorily applicable to the VESSEL up to and on the signing date of this CONTRACT.

The SELLER shall arrange with the Classification Society to assign a representative or representatives (hereinafter called the “Classification Surveyor”) to the BUILDER’s Shipyard for supervision of the construction of the VESSEL.

All fees and charges incidental to the Classification Society and to comply with the rules, regulations and requirements of this CONTRACT as described in the Specifications issued, effective and compulsorily applicable to the VESSEL up to the signing date of this CONTRACT as well as royalties, if any, payable on account of the construction of the VESSEL shall be for the account of the SELLER, except as otherwise provided and agreed herein. The key plans, materials and workmanship entering into the construction of the VESSEL shall at all times be subject to inspections and tests in accordance with the rules and regulations of the Classification Society.

Decisions of the Classification Society as to compliance or noncompliance with classification rules and regulations as well as any other rules, regulations and circulars applicable to the VESSEL under this CONTRACT shall be final and binding upon the Parties hereto.

3. PRINCIPAL PARTICULARS AND DIMENSIONS OF THE VESSEL

(a)	Hull:

Length overall	abt. 183.0m
Breadth moulded	32.2m
Depth moulded	18.3m
Design Draft moulded	11.0m
Scantling Draft moulded	13.2m

(b)	Propelling Machinery:

The VESSEL shall be equipped, in accordance with the Specifications, with one (1) set of Everllence 6G50ME-C9.6-HPSCR type Main Engine.

4. GUARANTEED SPEED

The SELLER guarantees that the trial speed, after corrected as stipulated in the Specifications, is to be not less than 14.5 knots (hereinafter called the “Guaranteed Speed”), i.e. at design draft of 11.0 meters and at NCR of the main engine, with 15% sea margin at the conditions of clean bottom in deep sea and calm weather with no wind, no wave, no swell and no current.

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The trial speed shall be corrected for wave/swell/current, wind and shallow water effect. The correction method of the speed shall be as specified in the Specifications.

5. GUARANTEED FUEL CONSUMPTION

The SELLER guarantees that the fuel oil consumption of the Main Engine is not to exceed 162.1 g/kWh with Tier II mode (hereinafter called the “Guaranteed Fuel Consumption”) at normal continuous output at shop trial based on diesel fuel oil having a lower calorific value of 42,700 kJ/kg.

6. GUARANTEED DEADWEIGHT

The SELLER guarantees that the VESSEL is to have a deadweight of not less than 47,499 metric tons (hereinafter called the “Guaranteed Deadweight”) at the scantling draft moulded of 13.2 meters in sea water of 1.025 specific gravity.

The term of “Deadweight”, as used in this CONTRACT, shall be as defined in the Specifications.

The actual deadweight of the VESSEL expressed in metric tons shall be based on calculations made by the BUILDER and checked by the BUYER, and all measurements necessary for such calculations shall be performed in the presence of the Supervisor.

Should there be any dispute between the BUILDER and the BUYER in such calculations and/or measurements, the decision of the Classification Surveyor shall be final.

7. SUBCONTRACTING

The SELLER may, at its sole discretion and responsibility, subcontract any portion of the construction work of the VESSEL to experienced subcontractors, but delivery and final assembly into the VESSEL of any such work subcontracted shall be at the BUILDER’s Shipyard. The SELLER shall remain responsible for such subcontracted work.

For the avoidance of doubt, the BUILDER’s subsidiaries/affiliates shall not be deemed as a subcontractor, any outside worker’s team working at the BUILDER’s Shipyard complying with the BUILDER’s safety and quality systems shall not be deemed as a subcontractor in this Article, the expression “subcontractor” excludes a supplier or maker.

For the purposes of this clause, any subcontractor which is listed in Exhibit “C” of this CONTRACT with the same quality standard of the BUILDER is hereby deemed approved, with no further requirement for further approval or consent by the BUYER.

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In case that the SELLER would like to subcontract any portion of the construction work of the VESSEL to a subcontractor who is not mentioned in the paragraph above, such subcontractor shall be approved by the BUYER in writing, which approval should not be unreasonably withheld.

8. REGISTRATION

The VESSEL shall be registered by the BUYER at its own cost and expenses under the laws of Marshall Islands at the time of delivery and acceptance thereof.

9. DRYDOCKING

If the VESSEL remains afloat after launching until delivery to the BUYER for up to one hundred eighty (180) days, it shall be exempted from the diver inspection and drydocking. In the event that the VESSEL remains afloat for over one hundred eighty (180) days, a diver inspection (by videos or photographs) will be carried out and attended by a qualified paint supplier. All necessary remedial works to the antifouling paint as a result of defects observed during such diver inspection shall be made by the SELLER at the SELLER’s cost and in the SELLER’s time before delivery of the VESSEL (including drydocking when necessary), and shall follow the recommendation of the paint supplier (such recommendation to be submitted to the BUYER for information).

10. QUALITY ASSURANCE/QUALITY CONTROL

The SELLER shall operate and maintain from the steel cutting day onwards a management system for quality assurance and quality control (QA/QC system).

11. HEALTH & SAFTEY

The SELLER shall comply with all applicable local and Chinese laws relating to health, safety and environmental conservation and maintain and enforce a health, safety, security and environment conservation plan (the “HSE Plan”) during the construction of the VESSEL.

The HSE Plan shall be in the SELLER’s general form as may be submitted to the BUYER for reference, and shall include the following elements: (1) a health, safety and environmental protection policy; (2) instructions and procedures to ensure safe working practices and protection of the environment in compliance with the relevant local and Chinese legislation (in the event of conflict between the two, the higher, prevailing standard as enshrined shall be followed); (3) defined levels of authority and lines of communication between and amongst the SELLER’s and the BUYER’s personnel; (4) procedures for reporting accidents and non-conformities within the provisions of the HSE Plan; (5) procedures to

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prepare for and respond to emergency situations; and (6) procedures for internal audits and management reviews.

12. LANGUAGE

Specifications, Plans, Drawings, Instruction Books, Certificates, etc. for the VESSEL shall be written in the English or English/Chinese language and all communication between the SELLER and the BUYER, including communication between the Parties hereto within the BUILDER’s Shipyard in connection with the construction of the VESSEL shall be in English. The SELLER hereby undertakes to ensure that the pertinent staff involved with the construction of the VESSEL can speak sufficient English.

13. GOVERNMENTAL APPROVAL

The SELLER shall be responsible (at its sole risk and expense) for obtaining and keeping in force at all times a construction permit and export license for the VESSEL if and as required, as well as all China Governmental licenses, approvals (whether national, provincial, municipal or local) required or appropriate as of and/or after the date of this CONTRACT, for the construction of the VESSEL and the sale of the VESSEL to the BUYER.

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ARTICLE II CONTRACT PRICE & TERMS OF PAYMENT

1. CONTRACT PRICE

The purchase price of the VESSEL is United States Dollars Forty Five Million Two Hundred Thousand only (US$ 45,200,000.00), net receivable by the SELLER (hereinafter called the “Contract Price”), which is exclusive of the cost for the BUYER Supplied Items as provided in Article V hereof, and shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this CONTRACT.

2. CURRENCY

Any and all payments by the BUYER to the SELLER under this CONTRACT shall be made in United States Dollars.

3. TERMS OF PAYMENT

The Contract Price shall be paid by the BUYER to the SELLER in instalments as follows:

(a) 1st Instalment:

The sum of United States Dollars Six Million Seven Hundred and Eighty Thousand (US$ 6,780,000.00), representing fifteen percent (15%) of the Contract Price, shall become due and payable and be paid by the BUYER within ten (10) Banking Days after its receipt of the Refund Guarantee as described in Paragraph 7 of this Article.

(b) 2nd Instalment:

The sum of United States Dollars Four Million Five Hundred and Twenty Thousand (US$ 4,520,000.00), representing ten percent (10%) of the Contract Price, shall become due and payable and be paid by the BUYER within three (3) Banking Days after (i) the cutting of the first steel plate of the VESSEL, and (ii) receipt by the BUYER of the scanned copy of the SELLER’s proforma invoice for payment of this instalment and of the Classification Society’s statement/certification, stating the cutting of the first steel plate has taken place, whichever occurs later. The SELLER shall notify with a telefax notice or an email notice to the BUYER stating that the first steel plate has been cut and demand for payment of this instalment.

(c) 3rd Instalment:

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The sum of United States Dollars Four Million Five Hundred and Twenty Thousand (US$ 4,520,000.00), representing ten percent (10%) of the Contract Price, shall become due and payable and be paid by the BUYER within three (3) Banking Days after (i) keel-laying of the first section of the VESSEL, and (ii) receipt by the BUYER of the scanned copy of the SELLER’s proforma invoice for payment of this instalment and of the Classification Society’s statement/certification, stating the keel laying of the first section of the VESSEL has taken place, whichever occurs later. The SELLER shall notify with a telefax notice or an email notice to the BUYER stating that the said keel-laying has been carried out and demand for payment of this instalment.

(d) 4th Instalment:

The sum of United States Dollars Four Million Five Hundred and Twenty Thousand (US$ 4,520,000.00), representing ten percent (10%) of the Contract Price, shall become due and payable and be paid by the BUYER within three (3) Banking Days after (i) launching of the VESSEL, and (ii) receipt by the BUYER of the scanned copy of the SELLER’s proforma invoice for payment of this instalment and of the Classification Society’s statement/certification, stating the launching of the VESSEL has taken place, whichever occurs later. The SELLER shall notify with a telefax notice or an email notice to the BUYER stating that the launching of the VESSEL has been carried out and demand for payment of this instalment.

(e) 5th Instalment:

The sum of United States Dollars Twenty Four Million Eight Hundred and Sixty Thousand (US$ 24,860,000.00), representing fifty five percent (55%) of the Contract Price, plus any increase or minus any decrease due to modifications and/or adjustments of the Contract Price in accordance with the provisions of relevant Articles hereof, shall become due and payable and be paid by the BUYER to the SELLER concurrently with delivery of the VESSEL. The SELLER shall send to the BUYER a telefax or an email demand for this instalment ten (10) days prior to the scheduled date of delivery of the VESSEL.

No payment under this CONTRACT shall be delayed or withheld by the BUYER on account of any dispute or disagreement of whatever nature arising between the Parties hereto.

4. METHOD OF PAYMENT

(a) 1st Instalment:

The BUYER shall remit the amount of this instalment in accordance with Article II, Paragraph 3(a) by telegraphic transfer to China Construction Bank Corporation, Guangdong Free Trade Zone Branch (with SWIFT Code: PCBCCNBJGDX) as the receiving bank nominated by the SELLER, for credit to the BUILDER’s

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account no. 44050139210200000641 with beneficiary: Guangzhou Shipyard International Company Limited, or through other receiving bank to be nominated by the SELLER from time to time and such nomination shall be notified to the BUYER at least ten (10) days prior to the due date for payment.

(b) 2nd Instalment:

The BUYER shall remit the amount of this instalment in accordance with Article II, Paragraph 3(b) by telegraphic transfer to China Construction Bank Corporation, Guangdong Free Trade Zone Branch (with SWIFT Code: PCBCCNBJGDX) as the receiving bank nominated by the SELLER, for credit to the BUILDER’s account no. 44050139210200000641 with beneficiary: Guangzhou Shipyard International Company Limited, or through other receiving bank to be nominated by the SELLER from time to time and such nomination shall be notified to the BUYER at least ten (10) days prior to the due date for payment.

(c) 3rd Instalment:

The BUYER shall remit the amount of this instalment in accordance with Article II, Paragraph 3(c) by telegraphic transfer to China Construction Bank Corporation, Guangdong Free Trade Zone Branch (with SWIFT Code: PCBCCNBJGDX) as the receiving bank nominated by the SELLER, for credit to the BUILDER’s account no. 44050139210200000641 with beneficiary: Guangzhou Shipyard International Company Limited, or through other receiving bank to be nominated by the SELLER from time to time and such nomination shall be notified to the BUYER at least ten (10) days prior to the due date for payment.

(d) 4th Instalment:

The BUYER shall remit the amount of this instalment in accordance with Article II, Paragraph 3(d) by telegraphic transfer to China Construction Bank Corporation, Guangdong Free Trade Zone Branch (with SWIFT Code: PCBCCNBJGDX) as the receiving bank nominated by the SELLER, for credit to the BUILDER’s account no. 44050139210200000641 with beneficiary: Guangzhou Shipyard International Company Limited, or through other receiving bank to be nominated by the SELLER from time to time and such nomination shall be notified to the BUYER at least ten (10) days prior to the due date for payment.

(e) 5th Instalment:

The BUYER shall, at least Three (3) Banking Days prior to the scheduled date of delivery of the VESSEL, make an irrevocable cash deposit in the name of the BUYER with China Construction Bank Corporation, Guangdong Free Trade Zone Branch or other bank to be nominated by the SELLER with at least ten (10) days’ notice prior to the scheduled date of delivery of the VESSEL, for a period of thirty

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(30) days and covering the amount of this instalment (as adjusted in accordance with the provisions of this CONTRACT), with an irrevocable instruction that the said amount shall be released to the SELLER against presentation by the SELLER to the said China Construction Bank Corporation, Guangdong Free Trade Zone Branch of a copy of the Protocol of Delivery and Acceptance signed by the BUYER’s authorized representative and the SELLER. Interest, if any, accrued from such deposit, shall be for the benefit of the BUYER.

If the delivery of the VESSEL is not effected on or before the expiry of the aforesaid thirty (30) days deposit period, the BUYER shall have the right to withdraw the said deposit plus accrued interest upon the expiry date. However, when the newly scheduled delivery date is notified to the BUYER by the SELLER, the BUYER shall make the cash deposit in accordance with the same terms and conditions as set out above.

Expenses and bank charges for remitting payment incurred by the BUYER’s bank shall be for the BUYER’s account; and the expenses and bank charges of the SELLER’s bank shall be for the SELLER’s account.

5. PREPAYMENT

The BUYER shall have the right to make prepayment of any and all instalments before delivery of the VESSEL, by giving to the SELLER at least thirty (30) days prior written notice, without any price adjustment of the VESSEL for such prepayment.

6. SECURITY FOR PAYMENT OF INSTALMENTS BEFORE DELIVERY

The BUYER shall, within five (5) Banking Days after signing of this CONTRACT, deliver to the SELLER an irrevocable and unconditional Letter of Guarantee (the “Corporate Guarantee”) in the form annexed hereto as Exhibit “B” in favour of the SELLER issued by CENTRAL SHIPPING INC. with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (hereinafter called the “Corporate Guarantor”). The Corporate Guarantee shall secure the BUYER’s obligation for the payment of all the 1st, 2nd, 3rd and 4th instalments of the Contract Price.

7. REFUNDS

(a)	All payments made by the BUYER prior to delivery of the VESSEL shall be in the nature of advance to the SELLER, and in the event this CONTRACT is justifiably cancelled or rescinded by the BUYER, all in accordance with the specific terms of this CONTRACT permitting such cancellation or rescission, the SELLER shall refund to the BUYER in United States Dollars the full amount of all sums already received by the SELLER from the BUYER under this CONTRACT, together with interest (at the rate set out in respective provision thereof) from the date of receipt by the SELLER of the

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respective instalment(s) to the date of remittance by telegraphic transfer of such refund to the account specified by the BUYER.

(b)	The BUYER’s obligation for payment of the 1st, 2nd, 3rd and 4th instalments shall be subject to the SELLER providing the BUYER with the following Refund Guarantee securing the repayment obligation of the SELLER under this CONTRACT. As security to the BUYER, the SELLER shall deliver to the BUYER, within sixty (60) Banking Days following the execution of this CONTRACT, a refund guarantee (securing refund of the 1st, 2nd, 3rd and 4th Instalments of the Contract Price) (the “Refund Guarantee”) to be issued by a first class Chinese bank acceptable to the BUYER (hereinafter called the “Refund Guarantor”) in the form as per Exhibit “A” annexed hereto. The Refund Guarantee shall become effective upon the SELLER’s receipt of the 1st Instalment from the BUYER.

If the VESSEL has not been delivered and accepted in accordance with the terms of this CONTRACT before the specific expiry date as stipulated in Exhibit “A” annexed hereto to be four hundred and thirty five (435) days after the Delivery Date in Article VII.1 of this CONTRACT (the “Expiry Date”), the SELLER is obliged to procure without delay and latest thirty (30) days before the Expiry Date an extension of the Refund Guarantee so that the Refund Guarantee is valid for at least sixty (60) days after the Expiry Date (the “Extended Expiry Date”). If the VESSEL is not yet able to be delivered and accepted in accordance with the terms of this CONTRACT before such Extended Expiry Date, the SELLER is obliged to procure, without delay and latest thirty (30) days before the Extended Expiry Date, another extension of the Refund Guarantee for the same period (i.e. 60 days), and to repeat such extension(s) if needed. If the SELLER does not procure the foregoing extension(s), the BUYER shall be entitled to at its option to cancel the CONTRACT.

(c)	However, in the event of any dispute between the SELLER and the BUYER with regard to the SELLER’s obligation to repay the instalment or instalments paid by the BUYER and to the BUYER’s right to demand payment from the Refund Guarantor under its guarantee, and such dispute is submitted either by the SELLER or by the BUYER for arbitration in accordance with Article XIII hereof, the Refund Guarantor shall withhold and defer payment under the Refund Guarantee until the Final Award between the SELLER and the BUYER is published. The Refund Guarantor shall not be obligated to make any payment under the Refund Guarantee unless the Final Award orders the SELLER to make repayment. If the SELLER fails to honour the Final Award, then the Refund Guarantor shall refund to the extent the Final Award orders.

(d)	Expenses and bank charges for receiving and/or cancelling the Refund Guarantee charged by the BUYER’s bank shall be for the BUYER’s account; and the expenses and bank charges for issuing and/or cancelling the

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Refund Guarantee charged by the SELLER’s bank shall be for the SELLER’s account.

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ARTICLE III ADJUSTMENT OF THE CONTRACT PRICE

The Contract Price of the VESSEL shall be subject to adjustments as hereinafter set forth. It is hereby understood by both Parties that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty.

1. DELIVERY

(a)	No adjustment shall be made, and the Contract Price shall remain unchanged for thirty (30) days of delay in delivery of the VESSEL beyond the Delivery Date as defined in Article VII hereof ending as of twelve o’clock midnight of the thirtieth (30th) day of delay.

(b)	If the delivery of the VESSEL is delayed more than thirty (30) days after the date as defined in Article VII hereof, then, in such event, beginning at twelve o’clock midnight of the thirtieth (30th) day after the date on which delivery is required under this CONTRACT, the Contract Price of the VESSEL shall be reduced as follows:

From 31st – 90th day:	US$8,000.00
From 91st – 150th day:	US$10,000.00
From 151st – 210th day:	US$12,500.00

Unless the Parties hereto agree otherwise, the total reduction in the Contract Price shall be deducted from the 5th Instalment of the Contract Price and in any event (including the event that the BUYER consents to take the VESSEL at the later delivery date after the expiration of two hundred and ten (210) days of delay in delivery as described in Paragraph 1(c) of this Article or after the expiration of three hundred and sixty (360) days of delay in delivery as described in Paragraph 3 of Article VIII) shall not be more than the sum of United States Dollars One Million Eight Hundred and Thirty Thousand (US$ 1,830,000.00) being the maximum, as above one hundred and eighty (180) days of delay in delivery from the thirty first (31st) day after the Delivery Date at the above specified rate of reduction.

Other than the liquidated damages permitted under this Paragraph 1(b) of this Article and in any event subject to the limitation of the aforesaid maximum amount, claims of the BUYER on account of the delay in delivery of the VESSEL arising out of any nature whatsoever or caused by whatever reason shall be and are hereby expressly and irrevocably waived and given up by the BUYER whether under this CONTRACT or under the laws of England.

(c)	Subject to Article VIII. 3 and 4 of this CONTRACT, if the delay in the delivery of the VESSEL continues for a period of two hundred and ten (210) days after the Delivery Date as defined in Article VII, then in such event, the

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BUYER may, at its option, cancel or rescind this CONTRACT in accordance with the provisions of Article X of this CONTRACT.

(d)	For the purpose of this Article, the delivery of the VESSEL shall not be deemed delayed and the Contract Price shall not be reduced when and if the Delivery Date of the VESSEL is extended by reason of causes and provisions of Articles V, VI, XI, XII, XIII hereof and other applicable clauses hereof and/or extensions being permitted under the laws of England. The Contract Price shall not be adjusted or reduced if the delivery of the VESSEL is delayed by reason of the Permissible Delays as defined in Article VIII hereof.

2. INSUFFICIENT SPEED

(a)	The Contract Price of the VESSEL shall not be affected nor changed by reason of the insufficient speed being not more than three tenths (3/10) of one knot between the actual speed (as determined by the Trial Run after correction according to the Specifications) and the Guaranteed Speed as specified in Paragraph 4 of Article I of this CONTRACT.

(b)	However, commencing with and including a deficiency of three tenths (3/10) of one knot in actual speed (as determined by the Trial Run after correction according to the Specifications) below the Guaranteed Speed, the Contract Price shall be reduced as follows:

In case of deficiency,

above 0.3 but below 0.4 knot	US$35,000
at or above 0.4 but below 0.5 knot	US$75,000
at or above 0.5 but below 0.6 knot	US$125,000
at or above 0.6 but below 0.7 knot	US$185,000

(c)	If the deficiency in actual speed (as determined by the Trial Run after correction according to the Specifications) of the VESSEL upon the Trial Run and/or re-Trial Run(s), is more than 0.7 knot below the Guaranteed Speed, then the BUYER may, subject to Article VI of this CONTRACT, at its option reject the VESSEL and cancel or rescind this CONTRACT in accordance with provisions of Article X of this CONTRACT, or may accept the VESSEL at a reduction in the Contract Price as above provided, by United States Dollars Three Hundred Thousand (US$ 300,000.00) being the maximum.

3. EXCESSIVE FUEL CONSUMPTION

(a)	The Contract Price of the VESSEL shall not be affected nor changed if the actual fuel consumption of the Main Engine, as determined by shop trial in manufacturer’s works, as per the Specifications, is greater than the

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Guaranteed Fuel Consumption as specified in Paragraph 5 of Article I of this CONTRACT if such actual excess is equal to or less than six percent (6%).

(b)	However, if the actual fuel consumption as determined by shop trial is greater than six percent (6%) above the Guaranteed Fuel Consumption, then the Contract Price shall be reduced by the sum of United States Dollars Twenty Thousand (US$ 20,000) for each full one percent (1%) increase in fuel consumption in excess of the above said six percent (6%) (fractions of one percent to be prorated).

(c)	If as determined by shop trial such actual fuel consumption of the Main Engine is more than eight percent (8%) in excess of the Guaranteed Fuel Consumption, the BUYER may, subject to the SELLER’s right to effect alterations or corrections as specified in the following Paragraph 3(d) of this Article III hereof at its option, cancel or rescind this CONTRACT, in accordance with the provisions of Article X of this CONTRACT, or may accept the VESSEL at a reduction in the Contract Price by United States Dollars Three Hundred Thousand (US$ 300,000.00) being the maximum.

(d)	If as determined by shop trial such actual fuel consumption of the Main Engine is more than eight percent (8%) in excess of the Guaranteed Fuel Consumption, the SELLER may investigate the cause of the non-conformity and the proper steps may promptly be taken to remedy the same and to make whatever corrections and alterations and/or re-shop trial test or tests as may be necessary to correct such non-conformity without extra cost to the BUYER. Upon completion of such alterations or corrections of such nonconformity, the SELLER shall promptly perform such further shop trials or any other tests, as may be deemed necessary to prove the fuel consumption of the Main Engine’s conformity with the requirement of this CONTRACT and the Specifications and if found to be satisfactory, give the BUYER notice of such correction and as appropriate, successful completion accompanied by copies of such results, and the BUYER shall, within six (6) Business Days after receipt of such notice, notify the SELLER by telefax or email of its acceptance or reject the re-shop trial together with the reasons therefor. If the BUYER fails to notify the SELLER by telefax or email of its acceptance or rejection of the re-shop trial together with the reasons therefor within six (6) Business Days period as provided herein, the BUYER shall be deemed to have accepted the shop trial.

4. DEADWEIGHT

(a)	In the event that there is a deficiency in the actual deadweight of the VESSEL determined as provided in the Specifications, the Contract Price shall not be decreased if such deficiency is one (1) metric tons or less below the Guaranteed Deadweight as specified in Paragraph 6 of Article I of this CONTRACT.

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(b)	However, the Contract Price shall be decreased by the sum of United States Dollars Five Hundred (US$ 500) for each full metric ton of such deficiency being more than one (1) metric tons.

(c)	In the event that there should be a deficiency in the VESSEL’s actual deadweight which exceeds ten (10) metric tons below the Guaranteed Deadweight, the BUYER may, subject to Article VI of this CONTRACT, at its option, reject the VESSEL and cancel or rescind this CONTRACT in accordance with the provisions of Article X of this CONTRACT, or may accept the VESSEL with reduction in the Contract Price in the maximum amount of United States Dollars Three Hundred Thousand (US$ 300,000.00).

5. EFFECT OF RESCISSION OR CANCELLATION

It is expressly understood and agreed by the Parties hereto that in any case as stated herein, if the BUYER cancels or rescinds this CONTRACT pursuant to any provision under this Article, the BUYER, save its rights and remedy set out in Article X hereof, shall not be entitled to any liquidated damage or compensation whether described above or otherwise, or otherwise available under any applicable laws (including the laws of England). Any other rights or remedies whether under this CONTRACT or under any applicable laws are hereby expressly waived and given up by the BUYER.

The above liquidated damages shall be the BUYER’s sole and exclusive remedy for any excessive delay in the delivery of the VESSEL and any deficiency/insufficiency/excess in the guaranteed technical performance parameters as set out in this Article and shall be in lieu of all damages, which the BUYER may suffer by reason of such delay and deficiency/insufficiency/excess as set out in this Article. Save as expressly provided in this Article III hereinabove, it being further understood and agreed that the SELLER shall not be responsible or liable to the BUYER or any third party for any other damages, losses, expenses of any nature whatsoever (including but not limited to loss of use of the VESSEL, loss of charter costs, loss of time, loss of production, loss of profit or earnings, financing costs, loss of other contracts, etc.), occasioned by and/or in connection with such delay and deficiency/insufficiency/excess as set out in this Article.

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ARTICLE IV SUPERVISION AND INSPECTION

1. APPOINTMENT OF THE BUYER’S SUPERVISOR

The BUYER shall send in good time to and maintain at the BUILDER’s Shipyard, at the BUYER’s own cost, expense and risk, one or more representative(s) who shall be duly accredited in writing by the BUYER (such representative(s) being hereinafter collectively and individually called the “Supervisor”) to supervise and survey the construction by the BUILDER of the VESSEL, her engines and accessories. The SELLER hereby agrees to assist to arrange the invitation letter(s) for the Supervisor to apply visa to enter China provided that the Supervisor meets with the rules, regulations and laws of the People’s Republic of China. The BUYER undertakes to give the SELLER adequate notice for the application of visa.

The Supervisor shall observe the safety and secrecy rules prevailing at the BUILDER’s and the subcontractors’ premises.

2. APPROVAL OF PLANS AND DRAWINGS

The Parties hereto shall, within sixty (60) days after signing of this CONTRACT, mutually agree a list of all the plans and drawings, which are to be sent to the BUYER (hereinbelow called the “LIST”). Before arrival of the Supervisor at the BUILDER’s Shipyard, the plans and drawings specified in the LIST shall be sent to the BUYER, and the BUYER shall, within twelve (12) Business Days after receipt thereof, return such plans and drawings submitted by the SELLER with comments, if any. Notwithstanding the above, the BUYER shall nevertheless waive its right to comment on the plans and drawings if such plans and drawings have been previously applied to build other vessels with the same specification as that of the VESSEL. Drawing approval does not relieve the SELLER of its obligations to comply with the CONTRACT and Specifications.

Fifteen (15) days before the arrival of the Supervisor at the BUILDER’s Shipyard, the BUYER shall notify the BUILDER in writing, stating the authority which the said Supervisor shall have, with regard to the Supervisor can, on behalf of the BUYER, give comments, as the case may be, which of the plans and drawings, nevertheless in line with the Supervisor’s authority.

Unless notification is given to the BUILDER by the Supervisor or the BUYER of the comments to any plans and drawings within the above designated period of time for each case, the said plans and drawings shall be regarded as approved by the BUYER and shall be implemented for construction by the BUILDER.

The BUILDER will provide a set of drawings approved by the Classification Society to the BUYER for reference during the construction of the VESSEL.

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3. SUPERVISION AND INSPECTION BY THE SUPERVISOR

The necessary inspection of the VESSEL, its machinery, equipment and outfittings shall be carried out by the Classification Society, and/or inspection team of the BUILDER throughout the entire period of construction in order to ensure that the construction of the VESSEL is duly performed in accordance with the CONTRACT and the Specifications.

The Supervisor shall have, at all times during the construction of the VESSEL, the right to attend tests according to the mutually agreed test list and inspect the VESSEL, her engines, accessories and materials at the BUILDER’s Shipyard, its subcontractors or any other place where work is done or materials are stored in connection with the VESSEL. The SELLER shall give the prior notice to the Supervisor of the date and place of such tests and inspections in accordance with the stipulation under the Specifications.

In the event that the Supervisor discovers any construction or material or workmanship which does not or will not conform to the requirements of this CONTRACT and the Specifications, the Supervisor shall forthwith give the BUILDER a notice in writing as to such nonconformity, upon receipt of which the BUILDER shall correct such nonconformity if the BUILDER agrees with the BUYER. In any circumstances, the BUILDER shall be entitled to proceed with the construction of the VESSEL even if there exists a discrepancy in the opinion between the BUYER and the SELLER, without however prejudice to the BUYER’s right for submitting the issue for determination by the Classification Society or arbitration in accordance with the provisions hereof. However, the BUYER undertakes and assures the SELLER that the Supervisor shall carry out his inspections in accordance with the agreed test list, the SELLER’s working schedule and usual shipbuilding practice and shall not cause any increase in building costs and delays in the construction of the VESSEL. Once an inspection and/or a test has been witnessed and approved by the Supervisor, the same inspection and test should not have to be repeated, provided it has been carried out in compliance with the requirements of the Classification Society and the Specifications.

The BUILDER agrees to furnish free of charge the Supervisor with adequately sized and furnished, heated and air-conditioned office space, and other reasonable facilities according to the BUILDER’s practice at, or in the immediate vicinity of the BUILDER’s Shipyard. But the fees whether for Chinese domestic or the international communication or any communication outside the BUILDER’s Shipyard, like telephone, telefax and internet, etc. shall be borne by the BUYER. At all times, during the construction of the VESSEL until delivery thereof, the Supervisor shall be given free and ready access to the VESSEL, her engines and accessories, and to any other place where the work is being done, or the materials are being processed or stored, in connection with the construction of the VESSEL, including the yards, workshops, stores of the BUILDER, and the premises of

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subcontractors of the BUILDER, who are doing work, or storing materials in connection with the VESSEL’s construction. The expenses of the transportation and accommodation for the said access to the SELLER’s subcontractors, if the straight-line distance from Nansha District of Guangzhou City to the SELLER’s subcontractors is less than 150 km, shall be for the BUYER’s account, otherwise for the SELLER’s account (i.e. more than 150 km). The transportation in any nature whatsoever shall be provided to the Supervisor by the BUYER.

The BUYER undertakes to maintain sufficient number of the Supervisor at the BUILDER’s Shipyard throughout the period of construction of the VESSEL so as to meet the BUILDER’s requirements for inspection, survey and attending tests and/or trials. The BUYER agrees and undertakes that it will cause the Supervisor to perform inspections, survey and attending tests and/or trials in all circumstances, regardless whether such required inspection, survey and attending tests and/or trials will occur during the daytime or in the evening, during the weekend (Saturday and Sunday) or any public holiday.

Should the Supervisor fail to conduct any inspection or attend any test (after notice by the BUILDER of the same) due to any reason whatsoever, the BUILDER shall be entitled to carry out the construction and/or test without inspection and/or attendance of the Supervisor and such work so carried out shall be treated as approved by the Supervisor, provided that such work meets the requirements of the Classification Society (i.e. with regard to the class-related test(s) and/or trial(s) and/or inspection(s)) or the requirements of the maker (i.e. with regard to the non-class-related but maker-related test(s) and/or trial(s) and/or inspection(s)) or the requirements of the SELLER (i.e., with regard to the non-class-related and non-maker-related test(s) and/or trial(s) and/or inspection(s)).

The decision, approval or advice of the Supervisor shall be deemed to have been given by the BUYER and once given shall not be withdrawn, revoked or modified except with consent of the BUILDER. However, if the Supervisor fails to submit to the BUILDER without delay any such demand concerning alterations with respect to the building, arrangement or outfit of the VESSEL, her engines or accessories, or any other items or matters in connection herewith, which the Supervisor has examined or inspected or attended at the tests thereof under this CONTRACT or the Specifications, the Supervisor shall be deemed to have approved the same and shall be precluded from making any demand for alterations or other complaints with respect thereto at a later date.

Without influence of the BUILDER’s construction schedule, the BUYER is allowed to take photographs of all major events, under the BUILDER’s guidance, in relation to the construction of the VESSEL, provided that such photographs shall capture the VESSEL and components thereof only. The BUYER shall also be entitled to take photographs or videos of such events at the BUYER’s expense under the strict guidance of the BUILDER’s personnel and in a manner that does not interrupt the SELLER’s construction work, provided always that such photographs or videos of the event taken by the BUYER shall be pre-approved by

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the BUILDER case by case each time. Any delay or disruption to the BUILDER’s work shall be deemed to be an automatic extension of the Delivery Date under Article VII.1 of this CONTRACT.

The SELLER shall also assist the BUYER in obtaining (i) accommodation, in the vicinity of its shipyard, for each Supervisor, and (ii) all necessary residence permits and visas for each of the non-Chinese nationals Supervisors, as required throughout the construction of the VESSEL, provided that the nationalities and other personal particulars of such Supervisor are acceptable to the SELLER in accordance with the relevant rules, regulations and/or laws of China then prevailing. Any expense incurred by the BUILDER shall be reimbursed by the BUYER to the SELLER within thirty (30) days of the BUYER’s receipt of the SELLER’s invoice. The SELLER shall be entitled to charge the BUYER an administrative cost of ten percent (10%) of such costs to be reimbursed.

4. LIABILITY OF THE SELLER

The Supervisor engaged by the BUYER under this CONTRACT shall at all times be deemed to be in the employ of the BUYER. The SELLER shall be under no liability whatsoever to the BUYER, or to the Supervisor or the BUYER’s employees or agents for personal injuries, including death, during the time when they, or any of them, are on the VESSEL, or within the premises of either the SELLER or its subcontractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, were caused by gross negligence of the SELLER, or of any of the SELLER’s employees or agents or subcontractors of the SELLER. Nor shall the SELLER be under any liability whatsoever to the BUYER for damage to, or loss or destruction of property in China of the BUYER or of the Supervisor, or of the BUYER’s employees or agents, unless such damage, loss or destruction was caused by gross negligence of the SELLER, or of any of the employees, or agents or subcontractors of the SELLER.

5. SALARIES AND EXPENSES

All salaries and expenses of the Supervisor, or any other employees employed by the BUYER under this Article, shall be for the BUYER’s account.

6. REPLACEMENT OF SUPERVISOR

The SELLER has the right to request the BUYER in writing to replace any of the Supervisor who is deemed unprofessional and unsatisfactory for the proper progress of the VESSEL’s construction together with reasons. The BUYER shall investigate the situation by sending its representative to the BUILDER’s Shipyard, if necessary, and if the BUYER considers that such SELLER’s request is justified, the BUYER shall effect the replacement as soon as conveniently arrangeable.

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ARTICLE V MODIFICATION, CHANGES AND EXTRAS

1. HOW EFFECTED

The Specifications and plans in accordance with which the VESSEL is constructed, may be modified and/or changed at any time hereafter by written agreement of the Parties hereto, provided that such modifications and/or changes or an accumulation thereof will not, in the BUILDER’s sole judgment, adversely affect the BUILDER’s other commitments and provided further that the BUYER shall assent to adjustment of the Contract Price, time of delivery of the VESSEL and other terms of this CONTRACT, if any, as hereinafter provided. Subject to the above, the SELLER hereby agrees to exert its best efforts to accommodate such reasonable requests by the BUYER so that the said changes and/or modifications may be made at a reasonable cost and within the shortest period of time which is reasonable and possible. Any such agreement for modifications and/or changes shall include an agreement as to the increase or decrease, if any, in the Contract Price of the VESSEL together with an agreement as to any extension or reduction in the time of delivery, providing to the SELLER additional securities satisfactory to the SELLER, or any other alterations in this CONTRACT, or the Specifications occasioned by such modifications and/or changes. The aforementioned agreement to modify and/or to change the Specifications and/or plans may be effected by an exchange of duly authenticated letters, or telefax, or email, manifesting such agreement. The letters and/or telefaxes and/or emails exchanged by the Parties hereto pursuant to the foregoing shall constitute an amendment of the Specifications under which the VESSEL shall be built, and such letters, telefaxes and emails shall be deemed to be incorporated into this CONTRACT and the Specifications by reference and made a part hereof. Upon consummation of the agreement to modify and/or to change the Specifications, the SELLER shall alter the construction of the VESSEL in accordance therewith, including any additions to, or deductions from, the work to be performed in connection with such construction. If, due to whatever reasons, the Parties hereto shall fail to agree on the adjustment of the Contract Price or extension of time of delivery or providing additional security to the SELLER or modification of any terms of this CONTRACT which are necessitated by such modifications and/or changes, then the SELLER shall have no obligation to comply with the BUYER’s request for any modification and/or changes.

2. CHANGES IN RULES AND REGULATIONS, ETC.

(1)	If, after the date of signing of this CONTRACT, any requirements as to the rules and regulations as specified in this CONTRACT and the Specifications to which the construction of the VESSEL is required to conform, are altered or changed by the Classification Society or the other regulatory bodies authorized to make such alterations or changes, the SELLER and/or the BUYER, upon receipt of the notice thereof, shall transmit such information

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in full to each other in writing, whereupon within twenty one (21) days after receipt of the said notice by the BUYER from the SELLER or vice versa, the BUYER shall instruct the SELLER in writing as to the alterations or changes. The SELLER shall promptly comply with such alterations or changes, if any in the construction of the VESSEL, provided that the BUYER shall first agree:

(a)	As to any increase or decrease in the Contract Price of the VESSEL that is occasioned by the cost for such compliance; and/or

(b)	As to any extension in the time for delivery of the VESSEL that is necessary due to such compliance; and/or

(c)	As to any increase or decrease in the guaranteed deadweight, fuel consumption and speed of the VESSEL, if such compliance results in increased or reduced deadweight, fuel consumption and speed; and/or

(d)	As to any other alterations in the terms of this CONTRACT or of the Specifications or both, if such compliance makes such alterations of the terms necessary; and/or

(e)	If the price is to be increased, then, as to providing to the SELLER additional securities satisfactory to the SELLER.

Agreement as to such alterations or changes under this Paragraph shall be made in the same manner as provided above for modifications and/or changes of the Specifications and/or plans. The SELLER will make its best efforts to mitigate the cost for such alterations or changes and the delay delivery of the VESSEL.

(2)	If the alterations or changes are not compulsorily required by the Classification Society or the other regulatory bodies, and further if, due to whatever reasons, the Parties fail to agree on the adjustment of the Contract Price or extension of the time for delivery or the adjustment of the guaranteed speed, fuel consumption and deadweight or providing additional security to the SELLER or any alternation of the terms of this CONTRACT, if any, then the SELLER shall be entitled to proceed with the construction of the VESSEL in accordance with, and the BUYER shall continue to be bound by, the terms of this CONTRACT and the Specifications without making any such alterations or changes.

(3)	If however the alterations or changes are compulsorily required by the Classification Society or the other regulatory bodies, then, notwithstanding any dispute between the BUYER and the SELLER relating to the adjustment of the Contract Price or extension of the time for delivery or the adjustment of the guaranteed speed, fuel consumption and deadweight or providing additional security to the SELLER or any alternation of the terms of this

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CONTRACT, if any, the SELLER shall promptly comply with such alterations or changes first. The BUYER shall, in any event, bear the costs and expenses for such alterations or changes and the SELLER shall in any such event be entitled to the extension of the Delivery Date and increase of the Contract Price and other alterations to the terms of this CONTRACT. In the absence of mutual agreement, dispute on any such issue shall be determined by arbitration in accordance with Article XIII of this CONTRACT.

3. SUBSTITUTION OF MATERIALS AND/OR EQUIPMENT

In the event that any of the machinery, materials, equipments, services and/or parts required by this CONTRACT and the Specifications for the construction of the VESSEL cannot be procured or supplied in time, or there are mistake(s) under the Specifications, or there lacks mature technique, or there is no such machinery, material, equipment, service and/or parts available/applicable in the market which complies with the requirements hereunder, or it does not meet with international or industrial practice, or there occurs any event or contingency under Article VIII.1 of this CONTRACT (without prejudice to the SELLER’s right for the extension of the Delivery date thereunder), which might affect or has affected the scheduled construction and/or delivery of the VESSEL, the SELLER is entitled to select and use alternative machinery and/or materials and/or equipments and/or services and/or parts of the equivalent quality, capable of meeting the applicable and mandatory rules and regulations with which the construction of the VESSEL must comply, Seller will provide notice and proof of equivalent quality to the BUYER .

4. BUYER SUPPLIED ITEMS

The BUYER shall, at its own risk, cost and expense, supply and deliver to the BUILDER at the BUILDER’s Shipyard the items as specified in the Specifications which the BUYER shall supply on the BUYER’s account (the “BUYER Supplied Items”) by the time designated by the SELLER.

Should the BUYER fail to deliver to the BUILDER such BUYER Supplied Items together with relevant documents, drawings and other information within the time specified, the delivery of the VESSEL shall automatically be extended for a period of such delay. In such event, the BUYER shall pay to the SELLER all losses and damages sustained by the SELLER due to such delay in the delivery of the BUYER Supplied Items and such payment shall be made upon delivery of the VESSEL.

Furthermore, if the delay in delivery of the BUYER Supplied Items should exceed fifteen (15) days, the SELLER shall be entitled to proceed with construction of the VESSEL without installation of such items in or onto the VESSEL, without prejudice to the SELLER’s right hereinabove provided, and the BUYER shall accept the VESSEL so completed.

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The BUILDER shall be responsible for storing and handling of the BUYER Supplied Items as specified in the Specifications after delivery to the BUILDER and shall install them on board the VESSEL at the BUILDER’s expenses.

The BUYER, if so requested by the BUILDER, shall without any charge to the BUILDER, cause the representatives of the manufactures of the BUYER Supplied Items to, within the time requested by the BUILDER, assist the BUILDER in installation thereof in or on the VESSEL and/or to carry out installation thereof by themselves or to make necessary adjustments thereof at the BUILDER’s Shipyard.

Upon arrival of such shipment of the BUYER Supplied Items, both Parties shall undertake a joint unpacking inspection. If any damages are found to be not suitable for installation, the BUILDER shall be entitled to refuse to take the BUYER Supplied Items into its custody. During storage at the BUILDER’s Shipyard such BUYER Supplied Items shall be clearly marked and identified for installation on board the VESSEL.

The SELLER shall not be responsible for the quality, performance or efficiency of the BUYER Supplied Items and is under no obligation with respect to the guarantee of such BUYER Supplied Items against any defects caused by defective quality, performance or efficiency thereof.

In the event of rescission or cancellation of the CONTRACT by the BUYER in accordance with this CONTRACT, the SELLER shall return all the BUYER Supplied Items it has received. In the event that any such return is impossible or impractical judged by the SELLER, the SELLER shall compensate the BUYER for actual purchase price (as at the date the BUYER purchased such items together with the purchase invoice, excluding transportation, insurance and all other costs or expenses) the BUYER paid for any such BUYER Supplied Items which cannot be returned.

5. ISSUES ATTRIBUTABLE TO BUYER DESIGNATED PARTY

In case the SELLER enters into design contract(s) and/or equipment purchase contract(s) (or equivalent) with designer and/or supplier at the request of the BUYER or as designated by the BUYER, any event of delay or failure in producing, procuring and supplying plans, drawings, certificates, documentation, equipments and/or services and/or any event of defects, deficiencies, performance, quantity and/or quality problems and/or any event of dispute with a third party or third parties attributable to such designer and/or supplier and which has affected, is affecting or may affect the SELLER’s construction and/or delivery of the VESSEL (including, without limitation, the influence, risk and/or consequence upon the class, safety, operation, design, quality, sea trial, construction, delivery and other aspects and schedules of the VESSEL) (collectively “Issues Attributable To BUYER Designated Party”)

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shall be solely borne by the BUYER and not the SELLER, including that, (a) the Delivery Date under this CONTRACT shall be automatically extended and postponed for a period of continuance of any such Issues Attributable To BUYER Designated Party, (b) the extra costs and expenses incurred by the SELLER in relation to or arising from any such Issues Attributable To BUYER Designated Party shall be added to the final/delivery instalment of the Contract Price, and (c) should any such Issues Attributable To BUYER Designated Party continues for fifteen (15) days in aggregate, the SELLER has the right (but not the obligation) to choose to: either replace such designer and/or supplier at the BUYER’s time and costs, or proceed with the construction and delivery of the VESSEL and the BUYER shall be obliged to accept and take delivery of the VESSEL so delivered despite and notwithstanding that there still exist outstanding Issues Attributable To BUYER Designated Party at the time of delivery.

Subject to a sixty (60) days’ notice from the BUILDER to the BUYER prior to the specific date for supply of such BUYER designated equipment or supplies, in case (a) there is delay, supply and/or quality problem of any equipment or supplies due to reasons not attribute to the SELLER, and (b) the relevant supplier for the said equipment or supplies under the Maker’s List is requested or preferred by the BUYER, both Parties hereby agree and acknowledge to jointly and equally bear the influence, risk and consequence caused by such delay, supply and/or quality problem (including, without limitation, the influence, risk and/or consequence upon the class, safety, operation, design, quality, sea trial, construction, delivery and other aspects and schedules of the VESSEL). In such case, (a) the Delivery Date under this CONTRACT shall be automatically extended and postponed until the said delay, supply and/or quality problem has been duly resolved, and (b) Fifty percent (50%) of the extra costs and expenses incurred by the SELLER thereof shall be borne by the BUYER and added to the final/delivery instalment of the Contract Price, and (c) should any such delay, supply and/or quality problem remain unresolved for ten (10) days in aggregate, the SELLER has the right (but not the obligation) to choose to: either replace such supplier with another one under the Maker’s List with both Parties equally bearing the costs and expenses in relation to or arising from the replacement, or proceed with the construction and delivery of the VESSEL and the BUYER shall be obliged to accept and take delivery of the VESSEL so delivered despite and notwithstanding that there still exist outstanding delay, supply and/or quality problem and/or negative influence, risk and/or consequence at the time of delivery.

Under any of above events, the BUYER shall, at its own costs, actively and timely cooperate with and/or assist in the SELLER, the designer and/or supplier,

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for the purpose of duly resolving and/or eliminating the said issues, problems, influence, risk and/or consequence as soon as practically possible.

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ARTICLE VI TRIALS

1. NOTICE

The BUYER shall receive from the SELLER at least twenty one (21) days approximate notice in advance and seven (7) days definite notice in advance by telefax or email of the time and place of the VESSEL’s sea trial as described in the Specifications (hereinafter called the “Trial Run”) and the BUYER shall promptly acknowledge receipt of such notice. The Supervisor and the BUYER’s representative(s) shall be entitled to be on board the VESSEL to witness such Trial Run, and to check upon the performance of the VESSEL during the same. Failure of the Supervisor to be present after receipt of due notice as provided above, shall be deemed as that the BUYER has waived its right to have its Supervisor on board the VESSEL during the Trial Run, and the BUILDER may conduct such Trial Run without the Supervisor being present. In such case, the BUYER shall be obliged to accept the VESSEL on the basis of a certificate jointly signed by the Classification Society and the BUILDER certifying that the VESSEL, after Trial Run subject to minor alterations and corrections as provided in this Article, if any, is found to conform to the CONTRACT and the Specifications. The SELLER hereby agrees to assist to arrange the invitation letter for the Supervisor to apply visa to enter China. However, should the nationalities and other personal particulars of the Supervisor be not acceptable to the SELLER in accordance with the relevant rules, regulations and/or laws of the People’s Republic of China then prevailing, then the BUYER shall effect replacement of all or any of them immediately. Otherwise the Delivery Date as stipulated in Article VII hereof shall be extended by the delays so caused by the BUYER. In the event of unfavorable weather on the date specified for the Trial Run, the same shall take place on the first available day thereafter that the weather conditions permit. The Parties hereto recognize that the weather conditions in Chinese waters in which the Trial Run is to take place are such that great changes in weather may arise momentarily and without warning and, therefore, it is agreed that if during the Trial Run of the VESSEL, the weather should suddenly become unfavorable, as would have precluded the continuance of the Trial Run, the Trial Run of the VESSEL shall be discontinued and postponed until the first favorable day next following, unless the BUYER shall assent by telefax or email of its acceptance of the VESSEL on the basis of the Trial Run made prior to such sudden change in weather conditions.

Inspections and/or tests of any part of the VESSEL, including its equipment has been witnessed during the Trial Run and proved to conform to the requirements of this CONTRACT and the Specifications shall not be repeated during the re-Trial Run(s).

Any delay to the Trial Run as a result of unfavorable weather or sea conditions shall operate to extend the Delivery Date by the period of delay, but such

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extension shall not be more than five (5) days. Such extension of the Delivery Date shall be regarded as mutually agreed change of the Delivery Date and shall be distinguished from the Permissible Delays and non-Permissible Delays stipulated in this CONTRACT which will entitle the BUYER to cancel and/or rescind this CONTRACT.

2. HOW CONDUCTED

(a)	All expenses in connection with Trial Run of the VESSEL are to be for the account of the BUILDER, who, during the Trial Run and when subjecting the VESSEL to Trial Run, are to provide, at its own expense, the necessary crew to comply with conditions of safe navigation. The Trial Run shall be conducted in the manner prescribed in the Specifications and shall prove fulfillment of the performance required for the Trial Run as set forth in the Specifications.

The course of Trial Run shall be determined by the BUILDER and shall be conducted within the trial basin equipped with speed measuring facilities.

(b)	The BUILDER shall provide the VESSEL with the required quantities of water, fuel oil and greases with exception of lubrication oil and hydraulic oil which shall be supplied by the BUYER for the conduct of the Trial Run or re-Trial Run(s) as prescribed in the Specifications. The fuel oil and greases supplied by the SELLER, and lubricating oil and hydraulic oil supplied by the BUYER shall be in accordance with the applicable engine specifications, and the cost of the quantities of water, fuel oil, lubricating oil, hydraulic oil and greases consumed during the Trial Run or re-Trial Run(s) shall be for the account of the BUILDER.

3. TRIAL LOAD DRAFT

In addition to the supplies provided by the BUYER in accordance with sub-paragraph (b) of the preceding Paragraph 2 of this Article hereof, the BUILDER shall provide the VESSEL with the required quantity of fresh water and other stores necessary for the conduct of the Trial Run. The necessary ballast (fresh and sea water and such other ballast as may be required) to bring the VESSEL to the trial load draft as specified in the Specifications, shall be for the BUILDER’s account.

4. METHOD OF ACCEPTANCE OR REJECTION

(a)	Upon notification of the BUILDER of the completion of the Trial Run of the VESSEL, the BUYER or the Supervisor shall within ten (10) days thereafter, notify the BUILDER by telefax or email of its acceptance of the VESSEL or of its rejection of the VESSEL together with the reasons, and a list of items which the BUYER or the Supervisor contends do not meet the requirement of this CONTRACT and/or the Specifications.

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(b)	However, should the result of the Trial Run indicate that the VESSEL or any part thereof including its equipment does not conform to the requirements of this CONTRACT and the Specifications, then the BUILDER shall investigate with the Supervisor the cause of failure and the proper steps shall be taken to remedy the same and shall make whatever corrections and alterations and/or re-Trial Run(s) as may be necessary, and upon notification by the BUILDER of completion of such alterations or corrections and/or re-Trial Run(s), the BUYER shall, within five (5) days thereafter, notify the SELLER by telefax or email of its acceptance or rejection of the VESSEL together with the reason therefor on the basis of the alterations and corrections and/or re-Trial Run(s) by the BUILDER. The notice requirements in Paragraph 1 of this Article shall not be applicable to such re-Trial Run(s). The SELLER shall be entitled, and the BUYER hereby consents with the SELLER’s entitlement, to effect any such corrections or alterations or re-Trial Run(s) immediately or at the time as considered appropriate or necessary by the SELLER.

(c)	In the event that the BUYER fails to notify the SELLER by telefax or email of its acceptance or rejection of the VESSEL together with the reason and a list of items which the BUYER contends do not meet the requirement of this CONTRACT and/or the Specifications within six (6) days period or three (3) days as provided for in the above sub-paragraphs (a) and (b), the BUYER shall be deemed to have accepted the VESSEL.

(d)	Any dispute arising among the Parties hereto as to the result of any Trial Run or further tests or trials, as the case may be, of the VESSEL shall be solved by reference to arbitration as provided in Article XIII hereof.

(e)	Subject to Article VI.6 below, nothing herein shall preclude the BUYER from accepting the VESSEL with its qualifications and/or remarks following the Trial Run and/or further tests or trials as aforesaid and the SELLER shall be obliged to comply with and/or remove such qualifications and/or remarks (if such qualifications and/or remarks are acceptable to the SELLER in writing and attributable to the SELLER) as soon as possible.

5. DISPOSITION OF SURPLUS CONSUMABLE STORES

Should any amount of fuel oil, fresh water, or other unbroached consumable stores furnished by the BUILDER for the Trial Run or re-Trial Run(s) remain on board the VESSEL at the time of acceptance thereof by the BUYER, the BUYER agrees to buy the same from the SELLER at the original purchase price incurred by the BUILDER at the port of delivery thereof, and payment by the BUYER shall be effected as provided in Article II. 3(e) and 4(e) of this CONTRACT. In measuring the consumed quantity, lubricating oils, hydraulic oil and greases remaining in the main engine, other machinery and their pipes, stern tube and the like, shall be excluded and not deemed to be consumed.

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The BUYER shall supply lubricating oil and hydraulic oil for the purpose of Trial Run or re-Trial Run(s) at its own expenses and the SELLER will reimburse for the amount of lubricating oil and hydraulic oil actually consumed for the said Trial Run or re-Trial Run(s) at the original purchase price incurred by the BUYER and payment by the SELLER shall be effected as provided in Article II. 3(e) and 4(e) of this CONTRACT.

6. EFFECT OF ACCEPTANCE

The BUYER’s acceptance of the VESSEL in accordance with the provisions set out above, shall be final and binding so far as conformity of the VESSEL to this CONTRACT and the Specifications is concerned, and shall preclude the BUYER from refusing formal delivery by the SELLER of the VESSEL, as hereinafter provided, if the SELLER complies with all other procedural requirements for delivery as hereinafter set forth.

If, at the time of delivery of the VESSEL, there are deficiencies in the VESSEL, such deficiencies should be resolved in such way that if the deficiencies are of minor importance, and do not in any way affect the safety or the operation of the VESSEL, its crew, passengers or cargo, the SELLER shall be nevertheless entitled to tender the VESSEL for delivery and the BUYER shall be nevertheless obliged to take delivery of the VESSEL, provided that:

(i)	the SELLER shall for its own account remedy the deficiency and fulfill the requirements as soon as possible, or

(ii)	if elimination of such deficiencies will affect timely delivery of the VESSEL, then the SELLER shall indemnify the BUYER for any direct cost charged by the repairer for remedying these minor non-conformities elsewhere from China as a consequence thereof, excluding, however, any other losses and/or damages (i.e. loss of charter cost, loss of time, loss of profit or earning, loss of hire or demurrage) in connection with the VESSEL.

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ARTICLE VII DELIVERY

1. TIME AND PLACE

The VESSEL shall be delivered safely afloat by the SELLER to the BUYER at the BUILDER’s Shipyard on or before 31st March 2029, provided that, in the event of delays in the construction of the VESSEL or any performance required under this CONTRACT due to causes which under the terms of the CONTRACT and/or the applicable law permit extension or postponement of the time for delivery, the aforementioned time for delivery of the VESSEL shall be extended accordingly.

The aforementioned date or such later date to which delivery is extended or postponed pursuant to the terms of this CONTRACT is herein called the “Delivery Date”.

The SELLER and the BUYER agree that the VESSEL shall not be delivered if the delivery of the VESSEL takes place after 15th December but before next January, unless otherwise agreed in writing by the SELLER and the BUYER. However, if the VESSEL is completed and reaches the physical delivery condition after 15th December but before next January, then the Parties shall sign a completion agreement to confirm that the VESSEL has reached the physical delivery condition but shall be delivered in the first week of next January. Any delay due to above reason shall be deemed as a request from the BUYER but not the non-permissible delay caused by the SELLER (if existing delay).

2. WHEN AND HOW EFFECTED

Provided that the BUYER and the SELLER shall each have fulfilled all of their respective obligations as stipulated in this CONTRACT, delivery of the VESSEL shall be effected forthwith by the concurrent delivery by each of the Parties hereto, one to the other, of the Protocol of Delivery and Acceptance, acknowledging delivery of the VESSEL by the SELLER and acceptance thereof by the BUYER. The Protocol of Delivery and Acceptance shall be prepared in triplicate and signed by each of the Parties hereto.

3. DOCUMENTS TO BE DELIVERED TO THE BUYER

Upon acceptance of the VESSEL by the BUYER, the SELLER shall deliver to the BUYER the following documents (subject to the provision contained in Article V. 2 hereof):

(a)	PROTOCOL OF TRIALS of the VESSEL made by the BUILDER pursuant to the Specifications;

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(b)	PROTOCOL OF INVENTORY of the equipment of the VESSEL including spare part and the like, all as specified in the Specifications, made by the BUILDER;

(c)	PROTOCOL OF STORES OF CONSUMABLE NATURE made by the BUILDER referred to under Paragraph 5 of Article VI hereof;

(d)	FINISHED DRAWINGS AND PLANS pertaining to the VESSEL as stipulated in the Specifications, made by the BUILDER in hard copy and electronic format;

(e)	PROTOCOL OF DEADWEIGHT AND INCLINING EXPERIMENT, made by the BUILDER;

(f)	ALL equipment and test CERTIFICATES required to be furnished upon departure of the VESSEL pursuant to the Specifications in hard copy and electronic format;

ALL passwords and user access codes, if applicable.

All the certificates shall be delivered in one (1) original to the VESSEL and two (2) copies to the BUYER.

If the full term certificate or certificates are unable to be issued at the time of delivery by the Classification Society or any third party other than the BUILDER, then the provisional certificate or certificates as issued by the Classification Society or the third party other than the BUILDER with the full term certificates to be furnished by the BUILDER after delivery of the VESSEL and in any event before the expiry of the provisional certificates shall be acceptable to the BUYER.

(g)	DECLARATION OF WARRANTY issued by the SELLER that the VESSEL is delivered to the BUYER free and clear of any liens, charges, claims, mortgages, or other encumbrances upon the BUYER’s title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by the province or country of the port of delivery, as well as of all liabilities of the SELLER to its subcontractors, employees and crews and/or all liabilities arising from the operation of the VESSEL in Trial Run or re-Trial Run(s), or otherwise, prior to delivery;

(h)	COMMERCIAL INVOICE made by the SELLER;

(i)	BILL OF SALE made by the SELLER;

(j)	BUILDER’s Certificate made by the BUILDER.

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4. TITLE AND RISK

Title to and risk of the VESSEL shall pass to the BUYER only upon delivery thereof. As stated above, it being expressly understood that, until such delivery is effected, title to the VESSEL and her equipment shall remain at all times with the SELLER and are at the entire risk of the SELLER.

5. REMOVAL OF THE VESSEL

The BUYER shall take possession of the VESSEL immediately upon delivery and acceptance thereof, and shall remove the VESSEL from the premises of the BUILDER within seven (7) days after delivery and acceptance thereof is effected. If the BUYER shall not remove the VESSEL from the premises of the BUILDER within the aforesaid seven (7) days, then, in such event, without prejudice to the SELLER’s right to require the BUYER to remove the VESSEL immediately at any time thereafter, the BUYER shall pay to the SELLER the reasonable mooring charge of the VESSEL.

6. TENDER OF THE VESSEL

If the BUYER fails to take delivery of the VESSEL after completion without justified reason, the SELLER shall have the right to tender the VESSEL for delivery.

7. SPARE PARTS

The SELLER shall furnish spare parts, tools and accessories for the VESSEL in accordance with the manufacturer’s normal standard delivery, or as otherwise provided in the Specifications. The cost of such spare parts, tools and accessories are included in the Contract Price. The same shall be properly protected by the SELLER according to the SELLER’s common practice, and stored in such a manner which permits easy access and control depending upon size and type. During any tests and trials of the VESSEL as further provided herein, the SELLER shall, if necessary, be entitled to use the VESSEL’s spare parts, tools and accessories but shall, prior to the Delivery Date, replace all such used spare parts.

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ARTICLE VIII DELAYS & EXTENSION OF TIME FOR DELIVERY

1. CAUSES OF DELAY (FORCE MAJEURE)

If, at any time before actual delivery, either the construction or delivery of the VESSEL or any work or performance required hereunder as a prerequisite of construction and/or delivery of the VESSEL is delayed due to war, blockade, revolution, insurrection, mobilization, civil commotions, riots, strikes, sabotage, lockouts (on a city level), local temperature higher than 36 degree centigrade or lower than minus 10 degree centigrade, Acts of God, the public enemy, terrorism, plague and/or pandemic and/or epidemic (including the relevant quarantine, lockdown, control, border and/or restriction measures), prolonged failure or restriction of electric current from an outside source, embargoes, earthquakes, tidal waves, tsunami, typhoons, hurricanes, storms or any other extraordinary cause beyond the reasonable control of the SELLER and/or any of its subcontractors or key equipment suppliers (i.e. main engine, propeller, gearbox, etc.), as the case may be, or due to destruction or loss or damage of the SELLER or the works of the SELLER and/or any of its subcontractors or key equipment suppliers (i.e. main engine, propeller, gearbox, etc.), or of the VESSEL or any part thereof, or of any machinery, equipment, supply or part for the VESSEL during transit or in storage, by fire, flood, traffic incident, sea freight/air freight incident, loss or any other extraordinary cause beyond the reasonable control of the SELLER and/or any of its subcontractors or suppliers, or due to the bankruptcy of any of the SELLER’s subcontractors or suppliers, or due to interruption, suspension, influence or delay upon the SELLER or the supply chain in respect of the VESSEL (including the supply chain or the services of any of the subcontractors and/or suppliers) by any of above causes or any other cause beyond the reasonable control of the SELLER, then, in any such event, provided that such event or its causes could not be foreseen at the time of signing this CONTRACT or be avoided or overcome by the SELLER’s exercise of due diligence, the SELLER shall not be liable for such delay and the Delivery Date under this CONTRACT shall be extended without any reduction in the Contract Price for a period of time which shall not exceed the total accumulated time of all such delays, subject to the BUYER’s right of cancellation under Paragraph 3 of this Article and subject nevertheless to any and all other provisions of this CONTRACT which permit extension of the Delivery Date.

It is also agreed that if any of the above events is to occur, the SELLER shall use all reasonable endeavors to mitigate such consequent delays in the construction of the VESSEL.

2. NOTICE OF DELAY

Within seven (7) days from the date of commencement of any event on account of which the SELLER claims that it is entitled under this Article to an extension of

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the time for delivery of the VESSEL, the SELLER shall advise the BUYER by telefax or email, of the date such event commenced, and the reasons therefor.

Likewise within seven (7) days after such event ends, the SELLER shall advise the BUYER by telefax or email, of the date such event ended, and also shall specify the maximum period of the time by which the date for delivery of the VESSEL is extended by reason of such event. Failure of the BUYER to acknowledge the SELLER’s notification of any claim for extension of the Delivery Date within ten (10) days after receipt by the BUYER of such notification, shall be deemed to be a waiver by the BUYER of its right to object to such extension.

Failure by the SELLER to give any of the notices in accordance with the aforesaid time schedule shall be deemed as the SELLER has abandoned it right to claim any extension of the delivery date of the VESSEL.

3. RIGHT TO CANCEL FOR EXCESSIVE DELAY

If the total accumulated time of all delays on account of the causes specified in Paragraph 1 of the Article VIII aggregate to one hundred and eighty (180) days or more, or if the total accumulated time of all delays on account of the causes specified in Paragraph 1 of this Article VIII and non-Permissible Delays as described in Paragraph 1 of Article III aggregate to three hundred and sixty (360) days or more, in any circumstances, excluding delays due to arbitration as provided for in Article XIII hereof or due to default in performance by the BUYER, or due to delays in delivery of the BUYER Supplied Items, and excluding delays due to causes which, under Article V, VI, XI, XII and any other provisions hereof, permit extension or postponement of the time for delivery of the VESSEL, then in such event, the BUYER may in accordance with the provisions set out herein cancel or rescind this CONTRACT by serving upon the SELLER telefaxed or emailed notice of cancellation or recession and the provisions of Article X of this CONTRACT shall apply.

4. DEFINITION OF PERMISSIBLE DELAYS

Delays on account of such causes as provided for in Paragraph 1 of this Article VIII excluding any other extensions or postponement of a nature which under the terms of this CONTRACT and/or applicable laws permit extension or postponement of the Delivery Date or delays due to reasons attributable to the BUYER, shall be understood to be (and are herein referred to as) Permissible Delays, and are to be distinguished from non-Permissible Delays on account of which the Contract Price of the VESSEL is subject to adjustment as provided for in Article III hereof. Notwithstanding any other stipulations of this CONTRACT, the Parties hereby agree that a default in performance of, or any breach of this CONTRACT by, or reasons attributable to, the BUYER or the events described under this CONTRACT permit extension of the Delivery Date shall entitle the SELLER to extend the Delivery Date. Such extension of the Delivery Date shall

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be regarded as mutually agreed change of the Delivery Date and shall be distinguished from the Permissible Delays and non-Permissible Delays which will entitle the BUYER to cancel or rescind this CONTRACT.

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ARTICLE IX WARRANTY OF QUALITY

1. GUARANTEE OF MATERIAL AND WORKMANSHIP

Subject to the provisions hereinafter set forth, the SELLER undertakes to remedy, free of charge to the BUYER, any defects in the VESSEL, her hull and machinery and all parts and equipment thereof, excluding the BUYER Supplied Items, which are due to defective materials and/or poor workmanship on the part of the SELLER provided that: (i) defects are discovered within a period of twelve(12) months after the date of delivery of the VESSEL and a notice thereof is duly given to the SELLER as provided under Paragraph 2 of this Article; and (ii) the liability of the SELLER shall be limited to those set forth in Paragraph 3(a) of this Article and subject to all such exclusion of the SELLER’s liabilities as described in Paragraph 4 of this Article.

For the purpose of this Article, the VESSEL shall include her hull, machinery, equipment and gear, but exclude any parts of the VESSEL which have been supplied by or on behalf of the BUYER.

Notwithstanding the foregoing, the SELLER further guarantees any repaired or replaced parts affected pursuant to this Article IX for a further period of six (6) months from the date of successful completion of the repair or replacement of such parts, provided however that the total guarantee period for any and all such extended warranty period(s) shall not exceed eighteen (18) months following delivery to and acceptance by the BUYER of the VESSEL in any circumstances, being the maximum.

2. NOTICE OF DEFECTS

The BUYER shall notify the SELLER by telefax or email of any defects for which a claim is made under this guarantee as promptly as possible after discovery thereof. The BUYER’s written notice shall describe the nature and the extent of the defect. The SELLER shall have no obligation for any defects discovered prior to the expiry date of the said twelve (12) months period, unless notice of such defects is received by the SELLER no later than three (3) days after such expiry date.

3. REMEDY OF DEFECTS

(a)	The SELLER shall remedy, at its expense, any defects against which the VESSEL is guaranteed under this Article, by making all necessary repair(s) and/or replacement(s) as soon as reasonably practicable for both Parties. Such aforesaid repair(s) and/or replacement(s), as the case may be and, in any event, constitutes the sole liability of the SELLER and sole remedy to

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the BUYER, whether under this CONTRACT or under any applicable laws. In either case whether all necessary repairs or replacements are performed by the BUILDER at the BUILDER’s Shipyard or elsewhere as provided for in 3(b) below, the SELLER shall, in no circumstances, be responsible for any towage, dockage, wharfage, port charges or anything else incurred for or occasioned by the BUYER’s getting and keeping the VESSEL ready for such repairing and replacing. In any case, the VESSEL shall be taken at the BUYER’s sole cost and responsibility to the place elected, ready in all respects for such repairs or replacements.

(b)	However, if it is impractical to make the repair by the SELLER, the BUYER shall cause the necessary repairs or replacements to be made elsewhere which is deemed suitable for the purpose, provided that, in such event, the SELLER may forward or supply replacement parts or materials to the VESSEL, unless forwarding or supplying thereof to the VESSEL would impair or delay the operation or working schedule of the VESSEL. Upon delivery of the duly repaired or replaced spare parts by the SELLER, the BUYER and its crew shall undertake the disassembly and reinstallation of such parts at no additional cost, except where the installation requires specialized skills or expertise. In the event that the BUYER proposes to cause the necessary repairs or replacements to be made to the VESSEL elsewhere, the BUYER shall first, but in all events as soon as possible, give the SELLER notice in writing of the time and place such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the SELLER shall have the right to verify by its own representative(s) or representative(s) of Classification Society the nature and extent of the defects complained of. The SELLER shall, in such cases, promptly advise the BUYER in writing, after such examination has been completed, of its acceptance or rejection of the defects as ones that are covered by the guarantee herein provided. Upon the SELLER’s acceptance of the defects as justifying remedy under this Article, the SELLER shall immediately pay to the BUYER for such repairs or replacements a sum equal to the lower figure of (i) the actual cost for such repairs or replacements including forwarding charges; and (ii) the average cost for making similar repairs or replacements including forwarding charges as quoted by a leading shipyard in each of China, South Korea and Singapore.

(c)	Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XIII hereof.

4. EXTENT OF THE SELLER’S RESPONSIBILITY

The SELLER shall have no responsibility or liability for any other defects whatsoever in the VESSEL other than the defects specified in Paragraph 1 of this Article.

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The SELLER shall not be obligated to repair, or to be liable for any losses and/or damages to the VESSEL, or to any part of the equipment thereof, due to ordinary wear and tear, nor shall there be any SELLER’s liability hereunder for defects in the VESSEL, or any part of the equipment thereof, caused by fire or accidents at sea or elsewhere, or mismanagement, accidents, negligence, or willful neglect, on the part of the BUYER, its employees or agents including the VESSEL’s officers, crew and passengers, or any persons on or doing work on the VESSEL other than the SELLER, its employees, agents or subcontractors. Likewise, the SELLER shall not be liable for defects in the VESSEL, or the equipment or any part thereof, due to repairs or replacement which were made by those other than the SELLER and/or their subcontractors or alteration or addition by the BUYER not previously approved by the SELLER.

Upon delivery of the VESSEL to the BUYER, in accordance with the terms of the CONTRACT, the SELLER shall thereby and thereupon be released of all responsibility and liability whatsoever and howsoever arising under or by virtue of this CONTRACT and/or any applicable laws (save in respect of those obligations to the BUYER expressly provided for in this Article IX) including without limitation, any responsibility or liability for defective workmanship, materials or equipment, design or in respect of any other defects whatsoever and any loss or damage resulting from any act, omission or default of the SELLER. In any circumstances whatsoever, whether under or in connection with this CONTRACT or any applicable laws, the SELLER’s liability shall be limited to the repairs and replacement as set forth in Paragraph 1 of this Article, excluding any other responsibility, obligation and/or liability such as but not limited to those for (i) consequential loss or special loss; or (ii) any damages, losses, costs and/or expenses arising from any cause whatsoever (including but not limited to the loss of management fees, pilot charges or costs, fuel or lubrication oils consumed, damage to the VESSEL or any part thereof or any third party caused by the defects specified in Paragraph 1 of this Article etc.) regardless of whether the aforesaid damages, losses, costs and/or expenses are directly or indirectly occasioned to the BUYER by reason of the defects specified in Paragraph 1 of this Article; (iii) loss of time, loss of use, loss of hire, loss of profit or earnings or demurrage arising from any cause whatsoever.

The guarantee provided in this Article and the obligations and the liabilities of the SELLER (limited to the repairs or replacements as expressly set forth in Paragraph 1 of this Article) hereunder are exclusive and in lieu of and the BUYER hereby waives all other remedies, warranties, conditions, guarantees or liabilities, express or implied, arising by any applicable law (including the laws of England) or out of the CONTRACT or otherwise (including without limitation any obligations of the SELLER with respect to fitness, merchantability and consequential damages) or whether or not occasioned by the SELLER’s negligence. This guarantee shall not be extended, altered or varied except by a written instrument signed by the duly authorized representatives of the SELLER and the BUYER.

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ARTICLE X CANCELLATION, REJECTION AND RESCISSION BY THE BUYER

1.	All payments made by the BUYER prior to the delivery of the VESSEL shall be in the nature of advance to the SELLER. In the event the BUYER shall exercise its right of cancellation and/or rescission of this CONTRACT under and pursuant to any of the provisions of this CONTRACT specifically permitting the BUYER to do so, then the BUYER shall notify the SELLER by telefax or email, and such cancellation and/or rescission shall be effective as of the date the notice thereof is received by the SELLER.

For the avoidance of doubt, the events and/or occurrences which entitle the BUYER to cancel or rescind the CONTRACT shall be limited to those occurrences or event specified in this CONTRACT which specifically permit the BUYER to do so. No other event or circumstance shall give rise to any right to the BUYER for rescission or cancellation of the CONTRACT whether under this CONTRACT or any applicable laws.

2.	Thereupon the SELLER shall refund in United States Dollars without set-off or other deduction within forty five (45) Banking Days to the BUYER the full amount of all sums paid by the BUYER to the SELLER on account of the VESSEL, unless the SELLER disputes the BUYER’s cancellation or rescission by instituting arbitration in accordance with Article XIII. If the BUYER’s cancellation or rescission of this CONTRACT is disputed by the SELLER by instituting arbitration as aforesaid, then no refund shall be made by the SELLER, and the BUYER shall not be entitled to demand repayment from the Refund Guarantor under its guarantee, until the Final Award between the BUYER and the SELLER, which shall be in favour of the BUYER, declaring the BUYER’s cancellation or rescission justified, is made and delivered to the SELLER. In the event of the SELLER is obligated to make refundment, the SELLER shall pay the BUYER interest in United States Dollars at the rate of six percent (6%), if the cancellation or rescission of the CONTRACT is exercised by the BUYER in accordance with the provision of Article III. 1(c), 2(c), 3(c) or 4(c) or Article VIII.3 (save for any periods of Permissible Delay as defined in Article VIII.4 of this CONTRACT, during which the interest rate will be zero) hereof, on the amount required herein to be refunded to the BUYER computed from the respective dates when such sums were received by the SELLER from the BUYER to the date of remittance by telegraphic transfer of such refund to the BUYER by the SELLER, provided, however, that if the said cancellation or rescission by the BUYER is made under the provisions of Article X.4 or Article XII.2(b), then in such event the SELLER shall not be required to pay any interest.

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3.	Upon such refund by the SELLER to the BUYER, all obligations, duties and liabilities of the SELLER towards the BUYER and all rights and claims against the SELLER by the BUYER under this CONTRACT and any applicable laws shall be forthwith completely discharged and waived. The SELLER’s refund to the BUYER of the instalment(s) and interests (if any) thereon pursuant to the foregoing provisions constitute the sole liabilities of the SELLER towards the BUYER which is in lieu of any other remedies under and/or in connection with this CONTRACT and any applicable laws.

4.	In addition to the BUYER’s right of cancellation or recession of the CONTRACT pursuant to Article III 1(c), 2(c), 3(c), 4(c) and Article VIII.3 hereof, the SELLER shall be deemed to be in default and the BUYER shall be entitled to cancel or rescind this CONTRACT in accordance with this Article X if any of the following events occurs:

(a)	the SELLER enters into bankruptcy protection in any form or is adjudicated bankrupt or insolvent or as a result a court order is made in China for the dissolution or reorganization of the SELLER; or

(b)	a liquidator, receiver or trustee is appointed over, the whole or a material part of the assets of the SELLER or a court order is granted in favour of a creditor to freeze the whole or a material part of the assets of the SELLER; or

(c)	the SELLER is dissolved, liquidated or ceases to be registered as a company in its place of incorporation, or the SELLER ceases to carry on its business as a whole, or declares its intention that such event will take place, except due to group internal restructuring, requirement of IPO and/or restructuring for financing purpose; or

(d)	any of the events described in Paragraph (a), (b) and/or (c) hereinabove occurs to the Refund Guarantor, and in case of above event, the SELLER further fails to find an alternative refund guarantor within sixty (60) days after the SELLER’s aware of such event.

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ARTICLE XI BUYER’S DEFAULT

1. DEFINITION OF DEFAULT

The BUYER shall be deemed in default of its obligation under the CONTRACT if any of the following events occurs:

(a)	The BUYER fails to pay the 1st or 2nd or 3rd or 4th instalment to the SELLER when any such instalment becomes due and payable under the provisions of Article II hereof; or

(b)	The BUYER fails to deposit or pay the 5th instalment to the SELLER in accordance with Paragraph 3(e) and 4(e) of Article II hereof provided the BUYER shall have received the SELLER’s demand for payment in accordance with Article II hereof; or

(c)	The BUYER fails to deliver the Corporate Guarantee to the SELLER in accordance with Paragraph 6 of Article II; or

(d)	The BUYER fails to take delivery of the VESSEL, when the VESSEL is duly delivered or tendered for delivery by the SELLER under the provisions of Article VII hereof; or

(e)	The BUYER or its holding company or ultimate holding company enters into bankruptcy protection in any form or is adjudicated bankrupt or insolvent or as a result a court order is made for the dissolution or reorganization of the BUYER; or

(f)	A liquidator, receiver or trustee is appointed over, the whole or a material part of the assets of the BUYER or its holding company or ultimate holding company or a court order is granted in favour of a creditor to freeze the whole or a material part of the assets of the BUYER or its holding company or ultimate holding company; or

(g)	The BUYER or its holding company or ultimate holding company is dissolved, liquidated or ceases to be registered as a company in its place of incorporation, or the BUYER ceases to carry on its business as a whole, or declares its intention that such event will take place, except due to group internal restructuring, requirement of IPO and/or restructuring for financing purpose; or

(h)	Any of the events described in Paragraph (e), (f) and/or (g) hereinabove occurs to the Payment Guarantor and in such event, the BUYER fails to procure a new payment guarantee from a new payment guarantor acceptable to the SELLER within thirty (30) days after the occurrence of any such event,

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or the BUYER fails to provide and/or maintain the Payment Guarantee in accordance with Article II; or

(i)	The BUYER (including any of the Supervisor and/or the BUYER’s representatives and personnel) violates the provision of Article XVIII. 3 of this CONTRACT or the BUYER (including any of the Supervisor and their respective beneficiary owners, shareholders, affiliates, directors, officials, employees, agents and consultants) violates the provision of Article XVIII. 4 of this CONTRACT.

2. NOTICE OF DEFAULT

If the BUYER is in default as provided in Paragraph 1(a) or 1(b) or 1(c) or 1(d) of this Article, the SELLER shall notify the BUYER to that effect by telefax or email after the date of occurrence of such default.

If the BUYER is in default as provided in Paragraph 1(e) or 1(f) or 1(g) or 1(h) or 1(i) of this Article, the SELLER have no obligation to notify the BUYER the occurrence of such default.

3. INTEREST AND CHARGE

(a)	If the BUYER is in default of payment as to any instalment as provided in Paragraph 1 (a) and/or 1 (b) of this Article, the BUYER shall pay interest on such instalment at the rate of six percent (6%) per annum from the due date thereof to the date of the receipt by the SELLER of the full amount, including all aforesaid interest. In case the BUYER shall fail to take delivery of the VESSEL when required to as provided in Paragraph 1(d) of this Article, the BUYER shall be deemed in default of payment of the 5th instalment and shall pay interest thereon at the same rate as aforesaid from and including the day on which the VESSEL is tendered for delivery by the SELLER, as provided in Article VII hereof. In case any event of Paragraph 1(e) or 1(f) or 1(g) or 1(h) or 1(i) of this Article occurs, the BUYER shall be deemed in default of payment of all unpaid instalments of the Contract Price/unpaid balance of the Contract Price and shall pay interest thereon at the same rate as aforesaid from and including the day on which such event of Paragraph 1(e) or 1(f) or 1(g) or 1(h) or 1(i) of this Article occurs.

(b)	In any event of default by the BUYER under Paragraph 1 of this Article above, the BUYER shall also pay all costs, charges and expenses incurred by the SELLER in consequence of such default together with the interest on it running on and from the date the costs, charges, losses, and expenses were incurred or paid by the SELLER up to the date the SELLER receives the full amounts due together with interest.

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4. DEFAULT BEFORE DELIVERY OF THE VESSEL

(a)	If any default by the BUYER occurs as defined in Paragraph 1 of this Article, the Delivery Date shall be automatically postponed for a period of continuance of such default by the BUYER.

(b)	If any such default as defined in Paragraph 1(a) or 1(b) or 1(c) or 1(d) of this Article committed by the BUYER continues for a period of fifteen (15) days or any event of Paragraph 1(e) or 1(f) or 1(g) or 1(h) or 1(i) of this Article occurs, then, the SELLER shall have all following rights and remedies:

(i)	The SELLER may, at its option, cancel or rescind this CONTRACT, by giving notice of such effect to the BUYER by telefax or email. Upon receipt by the BUYER of such telefax or email notice of cancellation or rescission, all of the BUYER Supplied Items shall forthwith become the sole property of the SELLER, and the VESSEL and all its equipment and machinery shall be at the sole disposal of the SELLER for sale or otherwise; and

(ii)	In the event of such cancellation or rescission of this CONTRACT, the SELLER shall be entitled to retain any instalment(s) of the Contract Price paid by the BUYER to the SELLER on account of this CONTRACT; and

(iii)	(Applicable to any BUYER’s default defined in Paragraph 1(a) or 1(e) or 1(f) or 1(g) or 1(h) or 1(i) of this Article) The SELLER shall, without prejudice to the SELLER’s right to recover from the BUYER the 5th Instalment, interest, costs and/or expenses by applying the proceeds to be obtained by sale of the VESSEL in accordance with the provisions set out in this CONTRACT, have the right to declare all unpaid Instalments/unpaid balance of the Contract Price to be forthwith due and payable, and upon such declaration, the SELLER shall have the right to immediately demand the payment of the aggregate amount of all unpaid Instalments/unpaid balance of the Contract Price from the Corporate Guarantor under the Corporate Guarantee.

5. SALE OF THE VESSEL

(a)	In the event of cancellation or rescission of this CONTRACT as above provided, the SELLER shall have full right and power either to complete or not to complete the VESSEL as it deems fit, and to sell the VESSEL at a public or private sale on such terms and conditions as the SELLER thinks fit without being answerable for any loss or damage occasioned to the BUYER thereby.

(b)	In the event of the sale of the VESSEL in its completed state, the proceeds of sale received by the SELLER shall be applied firstly to payment of all

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expenses attending such sale and otherwise incurred by the SELLER as a result of the BUYER’s default, and then to payment of all unpaid instalment(s) and/or unpaid balance of the Contract Price and interest on such instalment(s) at the interest rate as specified in the relevant provisions set out above from the respective due dates thereof to the date of application.

(c)	In the event of the sale of the VESSEL in its incomplete state, the proceeds of sale received by the SELLER shall be applied firstly to all expenses attending such sale and otherwise incurred by the SELLER as a result of the BUYER’s default, and then to payment of all costs of construction of the VESSEL (such costs of construction, as herein mentioned, shall include but are not limited to all costs of labour and/or prices paid or to be paid by the SELLER for the equipment and/or technical design and/or materials purchased or to be purchased, installed and/or to be installed on the VESSEL) and/or any fees, charges, expenses and/or royalties incurred and/or to be incurred for the VESSEL less the instalment(s) so retained by the SELLER, and compensation to the SELLER for a reasonable sum of loss of profit due to the cancellation or rescission of this CONTRACT.

(d)	In either of the above events of sale, if the proceed of sale exceeds the total of the amounts to which such proceeds are to be applied as aforesaid, the SELLER shall promptly pay the excesses to the BUYER without interest, provided, however that the amount of each payment to the BUYER shall in no event exceed the total amount of instalment(s) already paid by the BUYER and the cost of the BUYER Supplied Items, if any.

(e)	If the proceed of sale are insufficient to pay such total amounts payable as aforesaid, the BUYER shall promptly pay the deficiency to the SELLER upon request.

(f)	For the avoidance of doubt, Article XI. 5 of this CONTRACT shall in no way limit or prejudice the SELLER’s rights and remedies to dispose of the VESSEL or any part thereof in any other way it deems fit other than the aforesaid sale.

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ARTICLE XII INSURANCE

1. EXTENT OF INSURANCE COVERAGE

From the time of keel-laying of the first section of the VESSEL until the same is completed, delivered to and accepted by the BUYER, the SELLER shall, at its own cost and expense, keep the VESSEL and all machinery, materials, equipment, appurtenances and outfit, delivered to the BUILDER for the VESSEL or built into, or installed in or upon the VESSEL, including the BUYER Supplied Items, fully insured with first class Chinese insurance companies for the BUILDER’s risk.

The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, be in an amount at least equal to, but not limited to, one hundred percent (100%) of the aggregate of the payments made by the BUYER to the SELLER including the value of maximum amount of United States Dollars Three Hundred Thousand (US$ 300,000.00) of the BUYER Supplied Items. The policy referred to hereinabove shall be taken out in the name of the SELLER and all losses under such policy shall be payable to the SELLER.

2. APPLICATION OF RECOVERED AMOUNT

(a)	Partial Loss:

In the event the VESSEL shall be damaged by any insured cause whatsoever prior to acceptance and delivery thereof by the BUYER and the SELLER and in the further event that such damage shall not constitute an actual or a constructive total loss of the VESSEL, the SELLER shall apply the amount recovered under the insurance policy referred to in Paragraph 1 of this Article to the repair of such damage satisfactory to the Classification Society and other institutions or authorities as described in the Specifications without additional expenses to the BUYER, and the BUYER shall accept the VESSEL under this CONTRACT if completed in accordance with this CONTRACT and the Specifications and not make any claim for any damage, consequential loss or depreciation.

(b)	Total Loss:

However, in the event that the VESSEL is determined to be an actual or constructive total loss, the SELLER shall either:

(i)	By the mutual agreement between the Parties hereto, proceed in accordance with terms of this CONTRACT, in which case the amount recovered under said insurance policy shall be applied to the reconstruction and/or repair of the VESSEL’s damages and/or

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reinstallation of the BUYER Supplied Items, provided the Parties hereto shall have first agreed in writing as to such reasonable extension of the Delivery Date and adjustment of other terms of this CONTRACT including the Contract Price as may be necessary for the completion of such reconstruction; or

(ii)	If due to whatever reasons the Parties fail to agree on the above, then refund immediately to the BUYER the amount of all instalments paid to the SELLER under this CONTRACT without interest, whereupon this CONTRACT shall be deemed to be canceled and all rights, duties, liabilities and obligations of each of the Parties to the other shall terminate and be discharged forthwith.

Within thirty (30) days after receiving telefax or email notice of any damage to the VESSEL constituting an actual or a constructive total loss, the BUYER shall notify the SELLER by telefax or email of its agreement or disagreement under Paragraph 2(b) of this Article. In the event the BUYER fails to so notify the SELLER, then such failure shall be construed as a disagreement on the part of the BUYER. This CONTRACT shall be deemed as canceled or rescinded and Paragraph 2 (b) (ii) of this Article shall apply.

3. TERMINATION OF THE SELLER’S OBLIGATION TO INSURE

The SELLER’s obligation to insure the VESSEL hereunder shall cease and terminate forthwith upon delivery thereof to and acceptance by the BUYER.

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ARTICLE XIII DISPUTES AND ARBITRATION

1. PROCEEDINGS

In the event of any dispute between the Parties hereto as to any matter arising out of or relating to this CONTRACT or any stipulation herein or with respect thereto which cannot be settled by the Parties themselves, such dispute shall be resolved by arbitration in London, England in London Maritime Arbitrators Association (“LMAA”) in accordance with the laws of England and LMAA’s then prevailing arbitration rules. Either party may demand arbitration of any such disputes by giving written notice to the other party. Any demand for arbitration by either party hereto shall state the name of the arbitrator appointed by such party and shall also state specifically the question or questions as to which such party is demanding arbitration. Within twenty (20) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator. The two arbitrators thus appointed shall thereupon select a third arbitrator, and the three arbitrators so named shall constitute the board of arbitration (hereinafter called the “Arbitration Board”) for the settlement of such dispute. The three arbitrators shall be a full member of the LMAA.

In the event however, that said other party should fail to appoint a second arbitrator as aforesaid within twenty (20) days following receipt of notice of demand of arbitration, it is agreed that such party shall thereby be deemed to have accepted and appointed as its own arbitrator the one already appointed by the party demanding arbitration, and the arbitration shall proceed forthwith before this sole arbitrator, who alone, in such event, shall constitute the Arbitration Board. And in the further event that the two arbitrators appointed respectively by the Parties hereto as aforesaid should be unable to reach agreement on the appointment of the third arbitrator within twenty (20) days from the date on which the second arbitrator is appointed, either party of the said two arbitrators may apply to the President of LMAA to appoint the third arbitrator. The award of the arbitration, made by the sole arbitrator or by the majority of the three arbitrators as the case may be, shall be final, conclusive and binding upon the Parties hereto.

2. ALTERNATIVE ARBITRATION BY AGREEMENT

Notwithstanding the preceding provisions of this Article, it is recognized that in the event of any dispute or difference of opinion arising in regard to the construction of the VESSEL, her machinery and equipment, or concerning the quality of materials or workmanship thereof or thereon, such dispute may be referred to the Classification Society upon mutual agreement of the Parties hereto. In such case, the opinion of the Classification Society shall be final and binding on the Parties hereto.

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3. NOTICE OF AWARD

Notice of any award shall immediately be given by telefax or email to the SELLER and the BUYER.

4. EXPENSES

The arbitrator(s) shall determine which party shall bear the expenses of the arbitration or the proportion of such expenses which each party shall bear.

5. AWARD OF ARBITRATION

Award of arbitration, shall be final and binding upon the Parties concerned. Any right of appeal available under the laws of England is hereby expressly precluded and excluded by the Parties hereto.

6. ENTRY IN COURT

Judgment on any award may be entered in any court of competent jurisdiction.

7. ALTERATION OF DELIVERY TIME

In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the VESSEL, the SELLER shall not be entitled to extend the Delivery Date as defined in Article VII hereof and the BUYER shall not be entitled to postpone its acceptance of the VESSEL on the Delivery Date. However, if the construction of the VESSEL is affected by any arbitration, the SELLER shall then be permitted to extend the Delivery Date as defined in Article VII and the decision or the award shall include a finding as to what extent the SELLER shall be permitted to extend the Delivery Date.

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ARTICLE XIV RIGHT OF ASSIGNMENT

Neither of the Parties hereto shall assign and/or nominate and/or novate this CONTRACT to any other individual, firm, company or corporation unless prior written consent of the other party is given in writing, which shall not be unreasonably withheld.

Notwithstanding any provision to the contrary, the BUYER may on or before the time of delivery of the VESSEL, assign its right (excluding the right of demand for repayment under this CONTRACT) and benefit under this CONTRACT to the BUYER’s financing bank which provides financing or syndicate of banks or financial institution or any commercial corporation assisting in the financing of the VESSEL, but whatsoever the BUYER shall continue to perform all its obligations under the CONTRACT including but not limited to the obligations of the drawing and plans approval, supervision of the VESSEL, etc. and the SELLER agrees to acknowledge notice of such assignment in a form acceptable to the BUYER’s financing partner.

In case an assignment of rights and benefits under this CONTRACT is made by the BUYER, the BUYER shall send the SELLER a notice of assignment in a form acceptable to the Parties and the SELLER shall acknowledge such notice of assignment in a form acceptable to the Parties. The SELLER shall not, by virtue of that assignment, have any additional obligations and/or risks other than those existing prior to the date when such assignment becomes effective.

The SELLER shall assist the BUYER to procure an acknowledgement from the Refund Guarantor for any assignment of rights and benefits under the Refund Guarantee by the BUYER. Notwithstanding any assignment of the CONTRACT and/or of the Refund Guarantee to the assignee, any demand for repayment under the CONTRACT and/or the Refund Guarantee shall be made in the name of the BUYER.

The BUYER shall have the right to nominate another entity as buyer under this CONTRACT, in which case, the Parties shall enter into a nomination agreement in the form acceptable to the Parties in order to transfer or novate this CONTRACT to such entity always provided that such entity is one hundred percent (100%) owned and belongs to the BUYER’s group of companies and the Corporate Guarantee defined in Article II.6 of this CONTRACT shall continue to be valid and in force.

It is understood that any documented expenses or legal charges duly incurred by and/or attributable to any assignment or transfer of this CONTRACT and/or the Refund Guarantee requested by the BUYER shall be for the BUYER’s account. But any cost incurred by the SELLER to consult the experts or their lawyers shall be for the SELLER’s account.

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ARTICLE XV TAXES AND DUTIES

1. TAXES

All costs for taxes including stamp duties, if any, incurred in connection with this CONTRACT in the People’s Republic of China shall be borne by the SELLER. Any taxes and/or duties imposed upon those items or services procured by the SELLER in the People’s Republic of China or elsewhere for the construction of the VESSEL shall be borne by the SELLER.

The BUYER shall be responsible for the personal income tax for any person it employs, including Supervisor or other BUYER’s staff, agent and representatives who work at the BUILDER’s Shipyard and premise.

All taxes, duties, stamps, dues, levies and fees of whatsoever nature incurred or imposed in China in respect of the BUYER Supplied Items, if any, shall be borne by the BUYER.

2. DUTIES

The BUYER shall bear and pay all taxes, duties, stamps and fees incurred outside China in connection with execution and/or performance of this CONTRACT by the BUYER, except for taxes, duties, stamps, dues, levies and fees imposed upon those items which are to be procured by the SELLER for the construction of the VESSEL in accordance with the terms of this CONTRACT and the Specifications.

Any tax or duty other than those described hereinabove, if any, shall be borne by the BUYER.

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ARTICLE XVI PATENTS, TRADEMARKS AND COPYRIGHTS

The machinery and equipment of the VESSEL may bear the patent number, trademarks or trade names of the manufacturers. The SELLER shall defend and save harmless the BUYER from patent liability or claims of patent infringement of any nature or kind, including costs and expenses for, or on account of any patented or patentable invention made or used in the performance of this CONTRACT and also including cost and expense of litigation, if any.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by this CONTRACT, and all such rights are hereby expressly reserved to the true and lawful owners thereof. Notwithstanding any provisions contained herein to the contrary, the SELLER’s obligation under this Article should not be terminated by the passage of any specified period of time.

The SELLER’s indemnity hereunder does not extend to equipment or parts supplied by the BUYER to the BUILDER if any.

The SELLER retains all rights with respect to the Specifications, and plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER undertakes therefore not to disclose the same or divulge any information contained therein to any third parties, without the prior written consent of the SELLER, except where it is necessary for usual operation, repair and maintenance, sale or charter of the VESSEL.

The SELLER shall in no event be liable to the BUYER for (i) consequential loss or special loss; or (ii) any damages, losses, costs and/or expenses arising from any cause whatsoever regardless of whether the aforesaid damages, losses, costs and/or expenses are directly or indirectly occasioned to the BUYER by reason of any claims for any intellectual property or industrial proprietary rights (including without limitation patents, trademarks, copyrights, utility models, registered designs and models and/or knowhow) related infringement; (iii) loss of time, loss of use, loss of hire, loss of profit or earnings or demurrage arising from any cause whatsoever.

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ARTICLE XVII NOTICES

Any and all notices and communications in connection with this CONTRACT shall be addressed as follows:

To the BUYER:	ROMAN SHARK III INC.
Address:	20 Iouliou Kaisara, Paiania 19002 Greece Andreas Louka
Phone No.:	+30 21081288320
Email:	louka@loukapartners.com

Konstantinos Patis
kpatis@centralmare.com
+30 210 8128242

Alexandros Tsirikos
at@centralmare.com
+30 210 8128180

To CSTC:	CHINA SHIPBUILDING TRADING CO., LTD.
Address:	23rd Floor, No.1 Pudong Ave., Shanghai 200120, China
Phone No.:	+86 21 68821922 / 68821912
Email:	songc@mail.chinaships.com; zhangdl@mail.chinaships.com

To the BUILDER:	GUANGZHOU SHIPYARD INTERNATIONAL COMPANY LIMITED
Address:	No.18 Qihang Road, Longxue Street, Nansha District, Guangzhou, China
Phone No.:	+86 20 36663109
Email:	lsr@chinagsi.com; chenwenling@chinagsi.com; gxj@chinagsi.com

Any notices and communications sent by CSTC or the BUILDER alone to the BUYER shall be deemed as having being sent by both CSTC and the BUILDER.

Any change of address shall be communicated in writing by registered mail or telefax or email by the party making such change to the other party and in the event of failure to give such notice of change, communications addressed to the party at their last known address shall be deemed sufficient.

Any and all notices, requests, demands, instructions, advice and communications in connection with this CONTRACT shall be deemed to be given at, and shall become effective from, the time when the same is delivered to the address of the party to be served, provided, however, that registered airmail shall be deemed to be delivered ten (10) days after the date of dispatch, express courier service shall be deemed to be delivered five (5) days after the date of dispatch, and telefax

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acknowledged by the answerbacks shall be deemed to be delivered upon dispatch and email transmission shall be deemed as delivered upon the subject email has been moved to the “Sent” box on the sending computer.

Any and all notices, communications, Specifications and drawings in connection with this CONTRACT shall be written in the English language and each party hereto shall have no obligation to translate them into any other language.

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ARTICLE XVIII LEGAL COMPLIANCE

1. COMPLIANCE WITH LAWS

The Parties (including the Supervisor and each Party’s representatives and employees), while they stay in China, shall comply with all applicable laws, rules, regulations, orders and conventions in P.R. China, including but not limited to, those relating to employment, environmental protection, data and privacy protection.

2. ETHICAL CONDUCT

The Parties shall conduct their businesses in an ethical and lawful manner and act with integrity.

3. ANTI-BRIBERY

The Parties shall avoid participation in or knowingly benefit from any kind of corruption, extortion or bribery. Consequently, the Parties may not offer, promise, authorize or give anything of value to any public official in any country, or to any business partner, in order to gain any improper business advantage of any kind. In addition, the Parties may not solicit or accept any form of bribe from any person. “Bribe” under this paragraph means any kind of payment, gift, commission, kick-back, benefit or equivalent except for the lawful salary and remuneration stipulated under relevant employment contract. If required by the SELLER, the Supervisor and the BUYER’s representatives and personnel attending the VESSEL and/or the BUILDER’s Shipyard shall sign written Integrity Undertaking (in form and substance as required by the SELLER) which prohibits bribery, corruption and money laundering activities. During the performance of this CONTRACT, the BUYER, the Supervisor and the BUYER’s representatives and personnel shall in no event, directly or indirectly, introduce, solicit, give or receive any kind of bribe or promise, offer, request or agree to receive any kind of bribe to or from the SELLER and/or any of the suppliers, vendors, sub-contractors and related parties.

Any of the BUYER’s personnel (including any of the Supervisor and/or the BUYER’s representatives and personnel) in violation of the above paragraph shall be immediately replaced at the BUYER’s costs and the SELLER is entitled to reject such personnel from performing this CONTRACT and/or attending the VESSEL and the BUILDER’s Shipyard. In addition, the SELLER shall have right to (a) report any such event to competent authority, and (b)

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cancel and rescind this CONTRACT (in case of termination, Article XI of this CONTRACT shall then apply).

4. ANTI-COERCION

The BUYER (including the Supervisor and their respective beneficiary owners, shareholders, affiliates, directors, officials, employees, agents and consultants) shall not exert or impose undue or unreasonable influence, coercion, threat or duress upon the Classification Society or the Flag State or any of the SELLER’s subcontractors, vendors and/or suppliers.

All communications between the BUYER and any of the Flag State, Classification Society, the SELLER’s sub-contractors, vendors, suppliers and related parties in relation to this CONTRACT and/or the VESSEL shall simultaneously copy to the SELLER.

5. SANCTIONS

The Parties hereby represent and warrant to each other that they are familiar with export and economic sanctions laws and regulations and, at the signing date of this CONTRACT, each party is not listed on or subject to the Specially Designated Nationals and Blocked Persons List maintained by the US Office of Foreign Assets Control, the Consolidated Financial Sanction List maintained by the European Commission, the Consolidated List of Financial Sanctions Targests in the UK maintained by HM Treasury of the United Kingdom or any other sanction lists maintained by the Chinese government or United Nations or any other relevant governmental authority which causes its signing and/or performance of this CONTRACT to be unlawful or illegal(the “Sanctions”).

Neither party shall violate, or cause the other party to violate, any Sanctions. The obligation to not violate any Sanctions includes, but is not limited to, the following obligations for each respective party:

(i)	the SELLER will not order products or equipment for the VESSEL if those products or equipment are subject to such Sanctions; and

(ii)	the BUYER will not export, re-export, sell, transfer or divert the VESSEL in breach of any applicable Sanctions.

Each party hereby also agrees that it will:

(i)	remain in compliance with applicable Sanctions in performing its rights and obligations under this CONTRACT;

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(ii)        use all reasonable endeavours to ensure compliance with all relevant Sanctions by its subcontractors and suppliers appointed for the purposes of this CONTRACT; and

(iii)       obtain any licenses and permits required to perform its obligations under this CONTRACT.

If investigated by the law enforcement authorities of the above-mentioned jurisdictions due to such performance, the Parties shall have the right to provide relevant documents under this CONTRACT without the other party’s permission in advance.

Each party will, upon request of the other party and at the requesting party expense, provide such written assurances and other documentation (if available) to the requesting party as may be reasonably necessary to comply with and demonstrate compliance with applicable export related laws and regulations or Sanctions.

If a party becomes subject to Sanctions, that party agrees to undertake sole responsibility for the consequences thereof. However, if the potential or actual breach of Sanctions (each a “Sanctions Event”) is capable of remedy, the Parties will consult with each other and shall take all reasonable steps to attempt to find a mutually acceptable solution to remedy the Sanctions Event, within ninety (90) days or any longer period as mutually agreed by the Parties (the “Standstill Period”), as may or would enable the continued lawful performance of this CONTRACT by both Parties , including but not limited to the restructuring of the contractual arrangements in respect of the VESSEL, obtaining of any applicable licenses and permits and/or the restructuring of the shareholding arrangements of the BUILDER and/or changing the supplier of any equipment, but always provided the same remedies the Sanctions Event and brings the Parties into full compliance with applicable Sanctions, laws and regulations.

During the Standstill Period, neither Party shall be entitled to cancel/rescind this CONTRACT by reason of the Sanctions Event giving rise to such Standstill Period. Neither Party shall be entitled to suspend the performance of the CONTRACT during the Standstill Period, unless such performance is deemed illegal.

On the last day of the Standstill Period:

a)       if the Parties have failed to reach a mutually acceptable solution despite their best endeavours:

a.       (in the event that the Sanctioned Event was caused by the SELLER or the VESSEL) the BUYER shall have the right to terminate this CONTRACT in accordance with Article X and all the instalment(s) which has been paid to the SELLER by the BUYER shall be refunded to the BUYER without interest upon

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BUYER’s first demand, and/or the BUYER shall be entitled to ask the Refund Guarantor for such refund in accordance with the terms of the Refund Guarantee contained in the CONTRACT;

b.       (in the event that the Sanctioned Event was caused by the BUYER) the SELLER shall have the right to terminate this CONTRACT in accordance with Article XI; or

(b)       if the Parties have reached a mutually acceptable solution and the Parties confirm to reactivate this CONTRACT, the total number of days elapsed during the Standstill Period shall be accounted as an automatic extension of the Delivery Date in Article VII.1 of this CONTRACT.

For the avoidance of doubt, the above paragraph (a) of this Article XVIII.5 is the Parties’ sole and exclusive remedies and liabilities in case of termination of this CONTRACT under this Article XVIII.5.

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ARTICLE XIX EFFECTIVE DATE OF CONTRACT

This CONTRACT shall become effective upon signing and execution of this CONTRACT by the authorized representatives of the Parties.

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ARTICLE XX INTERPRETATION

1. LAW APPLICABLE

The Parties hereto agree that the validity and interpretation of this CONTRACT and of each Article and part hereof shall be governed by and interpreted in accordance with the laws of England.

2. DISCREPANCIES

All general language or requirements embodied in the Specifications are intended to amplify, explain and implement the requirements of this CONTRACT. However, in the event that any language or requirements so embodied in the Specifications permit an interpretation inconsistent with any provision of this CONTRACT, then in each and every such event the applicable provisions of this CONTRACT shall govern. The Specifications and plans are also intended to explain each other, and anything shown on the plans and not stipulated in the Specifications or stipulated in the Specifications and not shown on the plans, shall be deemed and considered as if embodied in both. In the event of conflict between the Specifications and plans, the Specifications shall govern.

However, with regard to such inconsistency or contradiction between this CONTRACT and the Specifications as may later occur by any change or changes in the Specifications agreed upon by and among the Parties hereto after execution of this CONTRACT, then such change or changes shall govern.

3. DEFINITION

“Banking Day(s)” are days on which banks are open both in China, New York, London, Athens and Switzerland.

“Business Day(s)” are days on which the working day(s) in China.

In absence of stipulation of “Banking Day(s)” or “Business Day(s)”, the “Day(s)” or “day(s)” shall be taken as “calendar day(s)”.

“Final Award” means a published arbitration award in respect of any disputes arising out of or in connection with this CONTRACT where any right of appeal available in respect of such arbitration award under the applicable law is waived/excluded or is not exercised by the BUYER and the SELLER within the time limit under such applicable law and in case of such arbitration award is appealed, the final judgement from any court of competent jurisdiction on such award upon appeal by either the BUYER or the SELLER where any right of appeal available in respect of such judgement under the applicable law is

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waived/excluded or is not exercised by the BUYER and the SELLER within the time limit under such applicable law.

4. ENTIRE AGREEMENT

This CONTRACT sets forth the entire understanding of the Parties with respect to the subject matter discussed herein. It supersedes all prior discussions, negotiations and agreements (including but not limited to the Letter of Intent) whether oral or written, expressed or implied.

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In WITNESS WHEREOF, the Parties hereto have caused this CONTRACT to be duly signed on the day and year first above written.

THE BUYER:

ROMAN SHARK III INC.

By:	/s/ Evangelos Pistiolis

Name: Evangelos Pistiolis

Title: Attorney-in-fact

THE SELLER:

THE BUILDER:

GUANGZHOU SHIPYARD INTERNATIONAL COMPANY LIMITED

By:	/s/ Zhou Xuhui

Name: Zhou Xuhui

Title: Attorney-in-fact

CSTC:

CHINA SHIPBUILDING TRADING CO., LTD.

By:	/s/ Jiang Binbin

Name: Jiang Binbin

Title: Attorney-in-fact

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[NOTE: The Parties agree the final form of such Refund Guarantee is subject to the approval of the SELLER’s bank.]

Exhibit “A”: IRREVOCABLE LETTER OF GUARANTEE

To:	ROMAN SHARK III INC.
(address: Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960)

Date: [***]

Dear Sirs,

Irrevocable Letter of Guarantee No.[***]

At the request of GUANGZHOU SHIPYARD INTERNATIONAL COMPANY LIMITED a corporation organized and existing under the laws of the People’s Republic of China, having its registered office at No.18 Qihang Road, Longxue Street, Nansha District, Guangzhou, the People’s Republic of China, and in consideration of your agreeing to pay GUANGZHOU SHIPYARD INTERNATIONAL COMPANY LIMITED and CHINA SHIPBUILDING TRADING CO., LTD., a corporation organized and existing under the laws of the People’s Republic of China, having its registered office at 56(Yi) Zhongguancun Nan Da Jie, Beijing 100044, the People’s Republic of China (hereinafter collectively called the “SELLER”) the instalments before delivery of the VESSEL under the contract concluded by and amongst you and the SELLER dated [***] for the construction of one (1) 47,499DWT Chemical/Product Oil Tanker to be designated as Hull No. 25110056 (hereinafter called the “CONTRACT”), we, China Construction Bank Corporation, Guangdong Branch, do hereby irrevocably and unconditionally (only subject to the terms of this letter of guarantee) as primary obligor and not merely as surety, guarantee repayment to you by the SELLER of an amount up to but not exceeding a total amount of US$ 20,340,000.00 say United States Dollars Twenty Million Three Hundred and Forty Thousand only representing the 1st instalment of the Contract Price of the VESSEL in the amount of US$ 6,780,000.00 say United States Dollars Six Million Seven Hundred and Eighty Thousand, the 2nd instalment of the Contract Price of the VESSEL in the amount of US$ 4,520,000.00 say United States Dollars Four Million Five Hundred and Twenty Thousand, the 3rd instalment of the Contract Price of the VESSEL in the amount of US$ 4,520,000.00 say United States Dollars Four Million Five Hundred and Twenty Thousand and the 4th instalment of the Contract Price of the VESSEL in the amount of US$ 4,520,000.00 say United States Dollars Four Million Five Hundred and Twenty Thousand, as you may have paid to the SELLER under the CONTRACT prior to the delivery of the VESSEL, if and when the same or any part thereof becomes repayable to you from the SELLER in accordance with the terms of the

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CONTRACT. Should the SELLER fail to make such repayment, we shall pay you the amount the SELLER ought to pay with no interest if cancellation of the CONTRACT is exercised by you for the total loss in accordance with the provisions of Article XII. 2(b) and Article X.4, or together with an interest at the rate of six percent (6%) per annum if the cancellation of the CONTRACT is exercised by you in accordance with the provisions of Article III. 1(c), 2(c), 3(c) or 4(c) or Article VIII.3 (save for any periods of Permissible Delay during which no interest shall accrue) of the CONTRACT within forty five (45) Business Days after our receipt of the relevant written demand from you for repayment.

However, in the event of any dispute between you and the SELLER in relation to:

(1) whether the SELLER shall be liable to repay the instalment paid by you; and

(2) consequently whether you shall have the right to demand payment from us,

and such dispute is submitted either by the SELLER or by you for arbitration in accordance with Article XIII of the CONTRACT, we shall be entitled to withhold and defer payment until the Final Award is published. We shall not be obligated to make any payment to you unless the Final Award orders the SELLER to make repayment. If the SELLER fails to honour the Final Award then we shall refund to you to the extent the Final Award orders but not exceeding the aggregate amount of this guarantee plus the interest described above. The payment shall be made by us to the bank account specified in the relevant demand within forty five (45) Business Days after the date of receipt by us of (i) a written demand stating that demand has been made upon the SELLER for amounts due pursuant to Article X of the CONTRACT, and that the SELLER has within forty five (45) Business Days failed to comply with the same, and (ii) the Final Award described hereof.

“Final Award” means a published arbitration award in respect of any disputes arising out of or in connection with the CONTRACT where any right of appeal available in respect of such arbitration award under the applicable law is waived/excluded or is not exercised by the BUYER and the SELLER within the time limit under such applicable law and in case of such arbitration award is appealed, the final judgement from any court of competent jurisdiction on such award upon appeal by either the BUYER or the SELLER where any right of appeal available in respect of such judgement under the applicable law is waived/excluded or is not exercised by the BUYER and the SELLER within the time limit under such applicable law.

The said repayment shall be made by us in United States Dollars. This Letter of Guarantee shall become effective from the time of the actual receipt of the1st instalment by the SELLER from you and the amount effective under this Letter of Guarantee shall correspond to the payment of the instalment(s) actually made by you under the CONTRACT prior to the delivery of the VESSEL. However, the 6available amount under this Letter of Guarantee shall in no event exceed the above-mentioned total aggregate amount of the instalment(s) actually paid to the

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SELLER, together with interest calculated, as described above without interest or, at six percent (6%) per annum, as the case may be for the period commencing from the date of receipt by the SELLER of the respective instalment to the date of repayments thereof.

All demands, claims and notices in connection with this Letter of Guarantee shall be validly given if sent to us by authenticated SWIFT (SWIFT Code: PCBCCNBJGDX) to be sent through your bank by MT799.

For the avoidance of doubt, in circumstances where arbitration between the SELLER and you concerning cancellation and/or rescission of the CONTRACT, your written demand for repayment of the proceeds available hereunder shall not be issued until the Final Award between the SELLER and you is published, which shall be made in favour of you, declaring your right to cancel and/or rescind justified.

We agree that you may assign part or all of your right and benefit under this letter of guarantee to ABC Financial Leasing Co., Ltd. or Industrial Bank Financial Leasing Co., Ltd. or their respective affiliates (including, without limitation [***]) for the purpose of security for the financing by them of your obligation under the CONTRACT, provided always that any demand for repayment under this letter of guarantee shall be made in your name. If requested by you (or your assignee), we shall provide a written acknowledgement of such assignment in a form acceptable to your assignee.

Our obligations under this letter of guarantee shall not be discharged, impaired, diminished or otherwise prejudiced by any delay in the construction or delivery of the VESSEL howsoever caused or by the giving of any time or indulgence whatsoever granted to the SELLER or by any variation, modification, amendment of or alteration to the CONTRACT (whether or not made with our knowledge), or by the liquidation, insolvency (or any other equivalent procedure) or other financial failure of the SELLER (or any entity of which the SELLER is comprised), or by any invalidity, irregularity or unenforceability, if any, of the terms of the CONTRACT, or by any other act, event or circumstance which could or might, but for this provision, operate to discharge, impair, diminish or otherwise prejudice our obligations under this letter of guarantee.

Any payment by us under this letter of guarantee shall be made without any set-off or counterclaim for any reason whatsoever and without deduction for or on account of any present or future taxes, duties, restriction, conditions of any nature or charges whatsoever unless we are compelled by law to deduct the same. In the later event we shall make the minimum deduction permitted and shall pay such additional amounts to the BUYER as may be necessary in order that the net amount received by the BUYER after such deductions can be equal to the amount which would have been received had no such deduction been required to be made.

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We hereby confirm that we are permitted by our head office and the Laws of the People’s Republic of China to issue Guarantees with this wording and especially to designate Laws of England as the applicable law and English Courts as having jurisdiction. With respect to the rules, regulations and requirements of foreign exchange by the State Administration of Foreign Exchange (“SAFE”), i.e. registration or similar directives (if required by Chinese government), we confirm that we have the necessary authorization to transfer funds out of the People’s Republic of China in United States Dollars and that this letter of guarantee is valid and enforceable in the People’s Republic of China and elsewhere. We also confirm that we have taken all other steps, in addition to those with regard to SAFE, as may be required to ensure that we can transfer funds out of the People’s Republic of China in United States Dollars and enforceable in the People’s Republic of China and elsewhere.

This Letter of Guarantee shall remain in force until the VESSEL has been delivered to and accepted by you, or refund has been made by the SELLER or ourselves, or until rescission and/or termination of the CONTRACT by the SELLER due to your default under the CONTRACT and no disputation notice from you to us within five (5) Business Days, or until [***] (Delivery Date + 435 days), whichever occurs the earliest, after which you are to return it to us by airmail for cancellation. Upon expiry of this Letter of Guarantee for the aforesaid reasons, this Letter of Guarantee shall automatically become null and void, regardless of whether returned to us for cancellation or not, and any demand received after expiry shall be ineffective..

Unless otherwise defined herein, the terms used herein shall have the meaning assigned in the CONTRACT.

This Letter of Guarantee shall be construed in accordance with and governed by the laws of England. We hereby submit to arbitration by three (3) arbitrators in London (one arbitrator to be appointed by us and the other by you and the third one to be appointed by agreement of those two arbitrators, or by the President of the LMAA if the two party appointed arbitrators cannot agree on such appointment) in accordance with the then prevailing rules of London Maritime Arbitrators Association (“LMAA”) for the purposes of any legal action or proceedings in connection with this Letter of Guarantee. The three arbitrators shall be a full member of the LMAA.

For and on behalf of

China Construction Bank Corporation, Guangdong Branch

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Exhibit “B”: IRREVOCABLE LETTER OF GUARANTEE

FOR THE FIRST, SECOND, THIRD AND FOURTH INSTALMENTS

Date: [***]

From:	CENTRAL SHIPPING INC.

Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960

To:	GUANGZHOU SHIPYARD INTERNATIONAL COMPANY LIMITED
No.18 Qihang Road, Longxue Street, Nansha District, Guangzhou, China and
CHINA SHIPBUILDING TRADING CO., LTD.
56(Yi) Zhongguancun Nan Da Jie, Beijing 100044, China

Dear Sirs,

(1)	In consideration of your entering into a shipbuilding contract dated [***] (the “Shipbuilding Contract”) with ROMAN SHARK III INC. as the buyer (the “BUYER”) for the construction of one (1) 47,499DWT Chemical/Product Oil Tanker known as Hull No. 25110056 (the “VESSEL”), we, CENTRAL SHIPPING INC., hereby irrevocably, absolutely and unconditionally guarantee, as the primary obligor and not merely as the surety, the due and punctual payment by the BUYER of each and all of the 1st, 2nd, 3rd and 4th instalments of the Contract Price amounting to a total sum of United States Dollars Twenty Million Three Hundred and Forty Thousand (US$ 20,340,000.00) as specified in (2) below, but whatsoever our liability under this letter of guarantee shall be co-extensive with, and shall not exceed, the liability of the BUYER under the Shipbuilding Contract.

(2)	The instalments guaranteed hereunder, pursuant to the terms of the Shipbuilding Contract, comprise the 1st instalment in the amount of United States Dollars Six Million Seven Hundred and Eighty Thousand (US$ 6,780,000.00), the 2nd instalment in the amount of United States Dollars Four Million Five Hundred and Twenty Thousand (US$ 4,520,000.00), the 3rd instalment in the amount of United States Dollars Four Million Five Hundred and Twenty Thousand (US$ 4,520,000.00) and the 4th instalment in the amount United States Dollars Four Million Five Hundred and Twenty Thousand (US$ 4,520,000.00).

(3)	We also IRREVOCABLY, ABSOLUTELY and UNCONDITIONALLY guarantee, as primary obligor and not merely as surety, the due and punctual payment by the BUYER of interest on each instalment guaranteed hereunder at the rate of six percent (6%) per annum from and including the first day after the date of instalment in default until the date of full payment by us of such amount guaranteed hereunder.

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(4)	In the event that you have notified us that the BUYER has failed to punctually pay any instalment guaranteed hereunder or the BUYER has failed to pay any interest thereon, then, upon receipt by us of your first written demand, we shall immediately pay to you or your assignee the instalment(s) stated in your demand to be due and unpaid together with the interest as specified in Paragraph (3) hereof, without inquiring the justification or entitlement of your demand or requesting you to take any or further action, procedure or step against the BUYER or with respect to any other security which you may hold.

(5)	We hereby agree that at your option this Letter of Guarantee and the undertaking hereunder shall be assignable to and if so assigned shall inure to the benefit of any third party designated by you as if any such third party designated by you was originally named herein. This Letter of Guarantee and the undertaking hereunder may be assigned only to (i) your financing banks or financial institutions or (ii) any affiliated company of the SELLER, and in each case upon prior written notice to us.

(6)	Any payment by us under this Letter of Guarantee shall be made in the United States Dollars by telegraphic transfer to China Construction Bank Corporation, Guangdong Free Trade Zone Branch (with SWIFT Code: PCBCCNBJGDX), as receiving bank nominated by you for credit to the account of Guangzhou Shipyard International Company Limited with its account no. 44050139210200000641 or through other receiving bank to be nominated by you from time to time, in favour of you or your assignee.

(7)	This Letter of Guarantee and our obligations under this Letter of Guarantee shall not be affected or prejudiced and we shall not withhold and/or delay our payment by the reason of any dispute between you as the SELLER and the BUYER under or in connection with the Shipbuilding Contract or by the BUILDER’s delay in the construction and/or delivery of the VESSEL due to whatever causes or by any variation or extension of their terms thereof (whether or not made with our knowledge), or by any security or other indemnity now or hereafter held by you in respect thereof, or by any time or indulgence granted by you or any other person in connection therewith, or by any invalidity or unenforceability of the terms thereof, or by any act, omission, fact or circumstances whatsoever, which could or might, but for the foregoing, diminish in any way our obligations under this Letter of Guarantee.

(8)	Any claim or demand shall be in writing signed by one of your officers and may be served on us either by hand or by post or by email in writing and if sent by post to [***] (or such other address as we may notify to you in writing), or by SWIFT (SWIFT CODE: [***]) via [***], or by email to the email address [***].

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(9)	This Letter of Guarantee shall come into full force and effect upon delivery to you of this Letter of Guarantee and shall continue in force and effect until (i) the VESSEL is delivered to and accepted by the BUYER and the BUYER shall have performed all its obligations for taking delivery thereof, or (ii) until the full payment of all the 1st, 2nd, 3rd and 4th instalments together with the aforesaid interests by the BUYER or us, whichever occurs earlier.

(10)	The maximum amount, however, that we are obliged to pay to you under this Letter of Guarantee shall not exceed the aggregate amount of United States Dollars Twenty Million Five Hundred and Forty Thousand Six Hundred and Fourteen (US$ 20,540,614.00), being an amount equal to:

(i)	all the 1st, 2nd, 3rd and 4th instalment guaranteed hereunder in the total amount of United States Dollars Twenty Million Three Hundred and Forty Thousand (US$ 20,340,000.00); and

(ii)	the interest at the rate of six percent (6%) per annum on the respective instalment each for a period of sixty (60) days in the amount of United States Dollars Two Hundred Thousand Six Hundred and Fourteen (US$ 200,614.00).

and no further amounts shall be payable by us under this Letter of Guarantee.

(11)	All payments by us under this Letter of Guarantee shall be made without any set-off or counterclaim and without deduction or withholding for or on account of any taxes, duties, or charges whatsoever unless we are compelled by law to deduct or withhold the same. In the latter event we shall make the minimum deduction or withholding permitted and will pay such additional amounts as may be necessary in order that the net amount received by you after such deductions or withholdings shall equal the amount which would have been received had no such deduction or withholding been required to be made.

(12)	This Letter of Guarantee shall be construed in accordance with and governed by the laws of England. We hereby submit to arbitration by three (3) arbitrators in London (one arbitrator to be appointed by us and the other by you and the third one to be appointed by agreement of those two arbitrators, or by the President of the LMAA if the two party appointed arbitrators cannot agree on such appointment) in accordance with the then prevailing rules of London Maritime Arbitrators Association (“LMAA”) for the purposes of any legal action or proceedings in connection with this Letter of Guarantee. The three arbitrators shall be a full member of the LMAA.

(13)	This Letter of Guarantee shall have expired as aforesaid, you will return the same to us without any request or demand from us.

(14)	We hereby represent and confirm to you that we are permitted by the law of Marshall Islands, and have the corporate power and authority, to issue this

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Letter of Guarantee with its precise wording and to perform our obligations hereunder and in particular to designate the laws of England as the governing law hereof. With regard to the rules, regulations and requirements of the laws and regulations of Marshall Islands, we hereby confirm that this guarantee is valid and enforceable and confirm further that we have obtained all necessary approvals and authorizations to issue and perform this Letter of Guarantee in United States Dollars.

(15)	We further waive and disclaim all rights whatsoever to claim sovereign immunity for ourselves or our assets in respect of any claim or proceedings brought against us under or in respect of this Letter of Guarantee.

(16)	The “Business Day(s)”, “Banking Day(s)” and “Day(s)” defined in the Shipbuilding Contact shall have the same meaning when used in this Letter of Guarantee.

IN WITNESS WHEREOF, we have caused this Letter of Guarantee to be signed and delivered by our duly authorized representative the day and year above written.

Very Truly Yours,

For and on behalf of

CENTRAL SHIPPING INC.

By:

Name:

Title:

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Exhibit “C”: SUBCONTRACTORS LIST

No.	Name	Address	Mainly type of job
1	Guangdong Guangxin Shipbuilding& Heavy Industry Co. Ltd	Zhongshan, Guangdong, China	Hull structure and block construction
2	Foshan Shunde Huaxing Shipyard	Foshan, Guangdong, China	Hull structure and block construction
3	Guangdong Guangli Ship Engineering CO., Ltd.	Nansha District, Guangzhou, China	Hull structure and block construction
4	Fujian Fuchuan Yifan New Energy Equipment Manufacturing Co., Ltd.	Zhangpu County, Zhangzhou, China	Hull structure and block construction
5	Guangzhou Huayue Marine Equipment Co., Ltd.	Zhongshan, Guangdong, China	Hull structure and block construction

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